ASSET PURCHASE AGREEMENT

                                     BETWEEN

                     CLARK MATERIAL HANDLING OF CANADA LTD.

                                    as Buyer

                                       AND

                            BLUE GIANT CANADA LIMITED

                                    as Seller


                          Dated as of November 6, 1997





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                                TABLE OF CONTENTS

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                                                                                                               PAGE
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ASSET PURCHASE AGREEMENT..........................................................................................1

Background........................................................................................................1

Terms.............................................................................................................1

ARTICLE I                  THE TRANSACTION........................................................................2
                           ---------------

1.1.     Sale and Purchase of Assets..............................................................................2
1.2.     Excluded Assets..........................................................................................4
1.3.     Purchase Price...........................................................................................5
1.4.     Payment of Purchase Price................................................................................5
1.5.     Allocation of Purchase Price.............................................................................6
1.6.     Post-Closing Adjustment to Purchase Price................................................................7
1.7.     Assumption of Liabilities................................................................................9
1.8.     Closing.................................................................................................14
1.9.     Deliveries and Proceedings at Closing...................................................................14
1.10.    Regarding Certain Consents..............................................................................16

ARTICLE II                 REPRESENTATIONS AND WARRANTIES OF SELLER..............................................17
                           ----------------------------------------
2.1.     Organization............................................................................................17
2.2.     Subsidiaries............................................................................................17
2.3.     Qualification; Location of Business and Assets..........................................................18
2.4.     Authorization and Enforceability........................................................................18
2.5.     No Violation of Laws or Agreements......................................................................19
2.6.     Financial Statements....................................................................................20
2.7.     Undisclosed Liabilities.................................................................................21
2.8.     No Changes..............................................................................................21
2.9.     Taxes...................................................................................................25
2.10.    Inventory...............................................................................................27
2.11.    Accounts Receivable.....................................................................................27
2.12.    No Pending Litigation or Proceedings....................................................................28
2.13.    Contracts; Compliance...................................................................................29
2.14.    Compliance with Laws....................................................................................31
2.15.    Environmental Matters...................................................................................32
2.16.    Consents................................................................................................37
2.17.    Personal Property.......................................................................................37
2.18.    Real Estate.............................................................................................38


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2.19.    Transactions with Related Parties.......................................................................43
2.20.    Condition of Assets.....................................................................................44
2.21.    Compensation Arrangements; Officers and Directors.......................................................44
2.22.    Labour Relations........................................................................................44
2.23.    Products Liability......................................................................................45
2.24.    Insurance...............................................................................................46
2.25.    Patents and Intellectual Property Rights................................................................47
2.26.    Employee Plans..........................................................................................49
2.27.    Employees...............................................................................................51
2.28.    Customers and Suppliers.................................................................................52
2.29.    Brokerage...............................................................................................52
2.30.    Disclosure..............................................................................................53

ARTICLE III       REPRESENTATIONS AND WARRANTIES OF BUYER........................................................53
                  ---------------------------------------
3.1.     Organization and Good Standing..........................................................................53
3.2.     Corporate Power and Authority...........................................................................54
3.3.     Due Authorization.......................................................................................54
3.4.     Brokerage...............................................................................................55
3.5.     No Breaches; Etc.  .....................................................................................55
3.6.     Disclosure.  ...........................................................................................55
3.7.     Litigation.  ...........................................................................................56
3.8.     Business Activities.  ..................................................................................56
3.9.     GST.....................................................................................................56
3.10.    Investment Canada.......................................................................................57

ARTICLE IV        CERTAIN OBLIGATIONS OF SELLER..................................................................57
                  -----------------------------
4.1.     Conduct of Business Pending Closing.....................................................................57
4.2.     Insurance. .............................................................................................60
4.3.     Fulfillment of Agreements. .............................................................................61
4.4.     Access, Information and Documents. .....................................................................61
4.5.     Resignations. ..........................................................................................62
4.6.     Negotiations. ..........................................................................................62
4.7.     Public Announcements....................................................................................63

ARTICLE V         CONDITIONS TO CLOSING; TERMINATION.............................................................63
                  ----------------------------------
5.1.     Conditions Precedent to Obligations of Buyer............................................................63
5.2.     Conditions Precedent to the Obligations of Seller.......................................................67
5.3.     Termination.............................................................................................69



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ARTICLE VI        CERTAIN ADDITIONAL COVENANTS...................................................................70
6.1.     Costs and Expenses......................................................................................70
6.2      Goods and Services Tax Election.........................................................................70
6.3      Transfer Taxes..........................................................................................71
6.4      Income Tax Election.....................................................................................71
6.5.     Brokers.  ..............................................................................................71
6.6.     Employee Benefit Matters................................................................................72
6.7.     Employees of the Business...............................................................................72
6.8.     Indemnification.........................................................................................74
6.9.     Confidentiality and Non-Competition.....................................................................80
6.10.    Access to Information...................................................................................82
6.11.    Prohibition on use of Blue Giant Name...................................................................83
6.12.    Cooperation.............................................................................................84
6.13.    Blue Europe Receivable..................................................................................84
6.14.    Environmental Remediation...............................................................................85
6.15.    Ontario Ministry of Labour..............................................................................85

ARTICLE VII       MISCELLANEOUS..................................................................................86
                  -------------
7.1.     Further Assurances; Cooperation.........................................................................86
7.2.     Nature and Survival of Representations..................................................................86
7.3.     Notices.................................................................................................87
7.4.     Successors and Assigns..................................................................................88
7.5.     Governing Law...........................................................................................88
7.6.     Headings................................................................................................88
7.7.     Amendment and Waiver....................................................................................89
7.8.     Entire Agreement........................................................................................89
7.9.     Counterparts............................................................................................89
7.10.    Enforcement.............................................................................................90
7.11.    Construction............................................................................................90

LIST OF SCHEDULES AND EXHIBITS....................................................................................2

ANNEX ADEFINITIONS................................................................................................2



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                            ASSET PURCHASE AGREEMENT

         This is an ASSET PURCHASE AGREEMENT (the "Agreement"), dated November 6, 1997 by and between Clark Material Handling of Canada Ltd., a Canadian corporation ("Buyer") and Blue Giant Canada Limited, a Canadian corporation ("Seller").


                                   Background
                                   ----------

         Seller is engaged in the business of manufacturing and selling manual and electric stackers and pallet trucks, electric tow tractors, vehicle restraint devices, hydraulic scissor lifts and dock levelers (the "Business"). Seller desires to sell and transfer to Buyer and Buyer desires to purchase from Seller substantially all the assets of Seller used or associated with the Business, all upon the terms and subject to the conditions set forth in this Agreement, and to be effective as of 11:59 p.m. on October 31, 1997 (the "Effective Time"). Seller shall operate the Business solely for the benefit of Buyer from and after the Effective Time.

                                      Terms
                                      -----

         In consideration of the mutual covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

                                    ARTICLE I

                                 THE TRANSACTION
                                 ---------------

         1.1. Sale and Purchase of Assets.
              ---------------------------

Subject  to the terms and  conditions  hereof,  at the  Closing  referred  to in
Section 1.8 below, Seller will sell, transfer, convey and assign to Buyer, free and clear of all Liens of every kind, nature and description, except for the Excluded Assets (as defined in Section 1.2) or as otherwise disclosed and agreed in this Agreement, and Buyer will purchase from Seller, all of Seller's properties and business as a going concern and good will and assets of every kind, nature and description existing on the date of Closing, wherever such assets are located and whether real, personal or mixed, tangible or intangible, and whether or not any of such assets have any value for accounting purposes or are carried or reflected on or specifically referred to in its books or financial statements (collectively, the "Purchased Assets"), including, without limitation, all of Seller's right, title and interest in and to the following, as the same may exist on the Closing Date:

              (a) all the real property, together with the buildings, fixtures, structures and other improvements erected thereon, and together with all easements, rights and privileges appurtenant thereto, as more particularly described in Schedule 1.1(a) hereto;

              (b) all of Seller's machinery, equipment, tooling, dies, jigs, vehicles, spare parts and supplies, including without limitation the items listed on Schedule 1.1(b) hereto;


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              (c) all of Seller's raw materials, work in progress, parts, subassemblies, finished goods and other inventories, wherever located and whether or not obsolete or carried on Seller's books of account;

              (d) all of Seller's other tangible assets, including office furniture, office equipment and supplies, computer hardware and software, leasehold improvements and vehicles;

              (e) all of Seller's trade and other notes and accounts receivable except Excluded Assets;

              (f) all of Seller's books, records, manuals, documents, books of account, correspondence, sales and credit reports, customer lists, literature, brochures, advertising material and the like;

              (g) all of Seller's rights under leases for real or personal property, and all of the Seller's rights under all other leases, contracts, agreements and purchase and sale orders (the "Assigned Contracts"), as specifically set forth on Schedule 2.13 hereto;

              (h) all of Seller's claims, choses in action, causes of action and judgments;

              (i) all of Seller's good will and rights in and to the name "Blue Giant," and in any other tradename, trademark, fictitious name or service mark, or any variant of any of them, and any registrations or applications for registration therefor, and any other forms of intellectual property or industrial property rights, including any patents, copyrights, trade


                                      - 3 -

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secrets, know-how or proprietary manufacturing processes and all licenses, sublicenses or other rights relating thereto including, without limitation, those listed on Schedule 2.25; and

              (j) all transferable or assignable registrations, licenses, permits, approvals, certificates of occupancy and operating rights held in connection with the Purchased Assets.

         1.2. Excluded Assets.
              ---------------

Notwithstanding any other provision of this Agreement, Seller shall retain and the Purchased Assets shall not include the following assets (collectively, the "Excluded Assets"):

              (a) all of the Seller's cash, cash in banks, certificates of deposit, cash equivalents, bank and mutual fund accounts, deposits, investments, securities and other cash equivalents on hand or on deposit in any financial institution on the Closing Date;

              (b) all consideration received by and the rights of the Seller under or pursuant to this Agreement or any agreement, instrument or document ancillary hereto;

              (c) all note receivables owing to Seller on the Closing Date from Blue Giant Europe and Giant Materials Handling Corporation, and any Related Party;

              (d) the corporate records of the Seller including, without limitation, its minute books, articles of incorporation, bylaws, minutes of proceedings, stock transfer ledger, letters patent and corporate seal;

              (e) all privileged communications;


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              (f) Intercompany (among the Seller and any Affiliate other than
Blue Giant USA Corporation) accounts receivable;

              (g) payments from insurance companies pertaining to claims filed by Seller prior to the Closing Date and only to the extent relating to any liability or obligation included within the Excluded Liabilities (as defined in Section 1.7(b)); and

              (h) all assets, properties and rights described in Schedule 1.2 hereto;

              (i) all the issued and outstanding capital stock of Blue Giant Europe Limited ("Blue Europe") that is owned by Seller.

         1.3. Purchase Price.
              --------------

The aggregate purchase price for the Purchased Assets (the "Purchase Price") shall be four million, seven hundred thousand United States Dollars (U.S.$4,700,000) subject to adjustment as provided in Section 1.6, plus the assumption of certain liabilities of Seller, as provided in Section 1.7.

         1.4. Payment of Purchase Price.
              -------------------------

The Purchase Price shall be paid by Buyer to Seller as follows:

              (a) Buyer's delivery of three million, four hundred and fifty thousand United States Dollars (U.S. $3,450,000) by certified cheque, bank draft or wire transfer at Closing.


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              (b) Buyer's delivery of one million, two hundred and fifty thousand United States Dollars (U.S. $1,250,000) by certified cheque, bank draft or wire transfer at Closing to the Escrow Agent pursuant to the Escrow Agreement, substantially in the form of Exhibit 1.4(b) hereto (the "Escrow Agreement").

              (c) By Buyer's assumption at Closing of Seller's liabilities as required by Section 1.7. Any amounts owing Buyer or Seller pursuant to Section
1.6 as a result of an adjustment to the Purchase Price shall be paid by Seller or Buyer to the other by certified cheque or bank draft or by mutual direction to the Escrow Agent to disburse a portion of the funds held under the Escrow Agreement within 10 days after the amount is finally determined pursuant to
Section 1.6.

         1.5. Allocation of Purchase Price.
              ----------------------------

Buyer shall prepare a final allocation of the Purchase Price within 45 days following the Closing Date. Buyer and Seller agree that each will report the federal, provincial and local income and other tax consequences of the purchase and sale contemplated hereby in a manner consistent with such allocation. The Buyer and the Seller agree that if any taxing authority does not agree with any allocation of the Purchase Price agreed to between the parties in accordance with the foregoing, the Seller and the Buyer shall use their best efforts and good faith to agree upon a different allocation acceptable to the relevant authority and, if the parties are so able to agree, they shall thereafter amend the allocation and their


                                      - 6 -

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income tax returns accordingly; provided, however that nothing contained herein shall be construed so as to require any party to commence or participate in any litigation or administrative process challenging the determination so made by any applicable authority.

         1.6. Post-Closing Adjustment to Purchase Price.
              -----------------------------------------

              (a) Preparation of Closing Statement of Net Asset Value. Within 45 days after the Closing, Buyer shall, at its expense, prepare and deliver to Seller a statement of the Net Asset Value of the Seller as of the date of the Effective Time (the "Closing Statement"), as determined by chartered accountants chosen by Buyer. The Closing Statement shall be prepared in accordance with Canadian generally accepted accounting principles applied on a basis consistent with those applied by Seller in the preparation of its June 30, 1997 financial statements. In the event that Seller disagrees with the Closing Statement, Seller shall hire an independent chartered accountant at its expense, which shall prepare Seller's proposed adjustments to the Closing Statement within 45 days of Seller's receipt of the Closing Statement. Any dispute (and only those items in dispute) concerning the Closing Statement which cannot be resolved by the parties and their respective independent chartered accountants within 30 days of Buyer's receipt of Seller's proposed adjustments to the Closing Statement will be submitted no later than 45 days after such receipt to the Toronto, Ontario office of Arthur Andersen, or such other independent chartered accounting firm mutually selected by Buyer and Seller, and the determination of


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such firm shall be final and binding on the parties. All parties represent hereto that they have not had a business relationship with Arthur Andersen during the five year period preceding the date of this Agreement and that they shall not establish such a business relationship between the date of this Agreement and the final determination of the Closing Statement pursuant to this
Section 1.6(a). The fees and expenses of such third independent accounting firm shall be borne equally by the Buyer and Seller.

              (b) Adjustment Formula. If the Net Asset Value (as hereinafter defined) at the Effective Time as reflected on the Closing Statement is more than U.S. $5,625,558, then the Purchase Price shall be increased by the amount of such excess and Buyer shall pay Seller such amount by certified cheque or bank draft. If such Net Asset Value is less than U.S. $5,625,558 at the Effective Time, the Purchase Price shall be reduced by the amount of such deficiency and Seller shall pay Buyer such amount by certified cheque or bank draft. Buyer or Seller, as the case may be, shall make any payment required as a result of an adjustment to the Purchase Price pursuant to this Section within 10 days after the amount of such payment has been finally determined in accordance with Section 1.6(a). As used herein, "Net Asset Value" shall mean the remainder of (i) the book value of the assets of Seller that are included in the Purchased Assets but exclude the Excluded Assets (the "Book Assets") minus (ii) the book value of the liabilities of Seller that constitute the Assumed Liabilities but exclude the Excluded Liabilities, as such amounts are reflected on the Closing Statement calculated in accordance with Canadian generally accepted accounting principles on a basis consistent with the calculation of the "Net Asset Value" of Seller as of June 30, 1997 attached hereto as Exhibit 1.6.

In any event, Seller shall pay Buyer, or Buyer shall deduct from amounts otherwise owing to Seller an amount in cash equal to the cash received by Seller after the Effective Time and before the Closing Date.

         1.7. Assumption of Liabilities.
              -------------------------

              (a) Assumed Obligations. At the Closing, Buyer shall by an appropriate instrument of assumption to be executed and delivered at Closing and to be substantially in the form attached as Exhibit 1.7 hereto (the "Assumption Agreement"), assume and agree to perform, pay or discharge, when due, to the extent not theretofore performed, paid or discharged: all of (a) Seller's obligations and liabilities (including the obligations to make payments) under the Assigned Contracts arising on or after the Closing Date; (b) all of Seller's trade accounts payable, but only to the extent reflected on the Closing Statement; (c) Seller's payroll tax payable, sales tax payable, payroll deduction payroll and accrued payroll, but in each case only to the extent reflected on the Closing Statement; (d) all liabilities and obligations of Seller (including the obligations to make payments) first arising after the Closing Date under all licenses, permits, approvals, certificates of occupancy and operating rights held in connection with the Purchased Assets to the extent such licenses,

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permits, approvals, certificates of occupancy and operating rights are included in the Purchased Assets; (e) warranty claims for all products manufactured, assembled, sold, serviced or distributed by Seller prior to the Closing Date;
(f) any claims relating to the condition or operation of any work in process or other inventories that are a part of the Purchased Assets; (g) unfilled sales orders for products or services sold or committed, but not delivered by Seller as of the Closing Date, to the extent that such unfilled sales orders are included within the Purchased Assets; and (h) liabilities for materials which have been ordered but have not been delivered to and paid for by Seller as of the Closing Date, to the extent that such materials have been ordered in the ordinary course of business and are of a type that would be included in the Purchased Assets had they been delivered to Seller prior to the Closing Date;
(i) management bonus payable, but only to the extent reflected on the Closing Statement; and (j) all liabilities and obligations incurred by Seller in its operation of the Business pursuant to this Agreement from the Effective Time through and including the Closing Date. The obligations and liabilities to be assumed by Buyer pursuant to this Section are hereinafter sometimes referred to as the "Assumed Liabilities." Except with respect to the Assumed Liabilities, Buyer does not hereby and shall not assume or in any way undertake to pay, perform, satisfy or discharge any liabilities or obligations of Seller, and Seller agrees to pay and satisfy when due any such liabilities and obligations not assumed by Buyer including the Excluded Liabilities (as hereinafter defined).

              (b) Excluded Liabilities. Except as expressly provided in Section 1.7(a), Seller shall retain and Buyer shall not assume or be liable for any liabilities and obligations of Seller, including without limitation the following: (the "Excluded Liabilities"):

                   (i) any liabilities or obligations of Seller, contingent or otherwise, for any indebtedness of Seller;

                   (ii) the liabilities or obligations of Seller to its shareholders respecting dividends, distributions to its shareholders in liquidation, redemptions of stock, or otherwise;

                   (iii) liabilities or obligations of Seller arising out of any transactions occurring, or obligations incurred, after the Closing;

                   (iv) any obligations of Seller for expenses, taxes or fees incident to or arising out of the negotiation, preparation, approval or authorization of this Agreement or the consummation of the transactions contemplated hereby, including, without limitation, all legal and accounting fees and expenses and all brokers or finders fees or commissions payable by Seller (including but not limited to those referred to in Section 6.2 hereof);

                   (v) any obligation of Seller under or arising out of this Agreement;

                   (vi) liabilities to the extent that the Seller is insured or otherwise indemnified or which would have been covered by insurance (or indemnification)


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

but for a claim by the insurer (or the indemnitor) that the insured (or the indemnitees) had breached its obligations under the policy of insurance (or the contract of indemnity) or had committed fraud in the insurance application;

                   (vii) any liability or obligation of Seller to any Related Party (as hereinafter defined);

                   (viii) any liabilities or obligations, the existence of which constitute a breach of the representations, warranties or covenants of Seller contained in this Agreement;

                   (ix) any obligations or liabilities of Seller to indemnify its officers, directors, employees or agents;

                   (x) any liability or obligation in respect of the Excluded Assets;

                   (xi) all federal, provincial, local, foreign and other governmental taxes imposed on Seller, including (i) any Tax of any other corporation which tax is assessed against Seller by virtue of its status, prior to the Closing Date, as a member of any consolidated group of which such other corporation was also a member and (ii) any Taxes imposed as a result of the consummation of the transaction under this Agreement;

                   (xii) any Environmental Liabilities;

                   (xiii) except for the Assumed Liabilities, any obligation or liability arising under any contract, instrument or agreement (1) that is not transferred to

Buyer as part of the Purchased Assets, or (2) that is not transferred to Buyer because of Seller's failure or inability to obtain any third party consent required for the transfer or assignment of such contract or agreement to Buyer, or (3) that relates to any breach or default (or an event which might, with the passing of time or the giving of notice, or both, constitute a default) under any contract, instrument or agreement or to any services to be provided by Seller under any such contract, instrument or agreement arising out of or relating to periods on or prior to the Effective Time, or (4) for which Seller received payment prior to the Effective Time;

                   (xiv) save as expressly provided elsewhere in this Agreement, any liabilities pertaining to employees, former employees or retirees of Seller on the Closing Date, including, without limitation, any liabilities of Seller in respect of termination or severance arrangements, agreements or obligations with or to employees of Seller who are offered employment with Buyer but who decline such offer. Such liabilities include, without limitation, all legal and other professional fees and disbursements, interest, penalties and amounts paid in investigation and settlement; and

                   (xv) any other liability or obligation of Seller or its Affiliates including any liability or obligation directly or indirectly arising out of or relating to the operation of the Business or ownership of the Purchased Assets on or prior to the Closing Date, whether contingent or otherwise, fixed or absolute, known or unknown, matured or unmatured, present, future or otherwise, except for the Assumed Liabilities.


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         1.8. Closing.
              -------

The closing under this Agreement (the "Closing") will take place at 10:00 A.M., local time, on November 7, 1997 at the offices of Borden & Elliot, or at such other time, date or place as the parties shall mutually agree. The date on which Closing occurs is sometimes referred to herein as the "Closing Date."

         1.9. Deliveries and Proceedings at Closing.
              -------------------------------------

At the Closing:

              (a) Deliveries by Seller. Seller will deliver or cause to be delivered to Buyer:

                   (i) a bill of sale and instrument of assignment to the Purchased Assets, including a list of the Assigned Contracts as of the Closing Date, duly executed by the Seller substantially in the form of Exhibit 1.9(a) hereto (the "Bill of Sale");

                   (ii) an assignment of all transferable or assignable licenses, permits and warranties relating to the Purchased Assets and of any trademarks, trade names, patents and the like, duly executed and in recordable form, subject to Section 1.10 hereof;

                   (iii) transfers, duly executed and in registrable form of all of the real property referred to in section 1.1(a) ("Transfers");


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

                   (iv) title certificates to any motor vehicles included in the Purchased Assets duly executed by the Seller (together with any other transfer and safety forms and certificates necessary to transfer title to such vehicles);

                   (v) resignations of non-employee trustees of employee benefit plans;

                   (vi) powers of attorney to Buyer to endorse all cheques made payable to Seller relating to trade and other notes and accounts receivable of Seller;

                   (vii) the Escrow Agreement; and

                   (viii) an amendment to the Seller's deferred profit sharing plan, amending the employer and plan sponsor to Buyer, effective at the Effective Time, together with the agreement of Canada Life thereto;

                   (ix) such other instruments of conveyance as shall, in the reasonable opinion of Buyer and its counsel, be necessary to vest in Buyer good, valid and marketable title to the Purchased Assets in accordance with Section 1.1.

              (b) Deliveries by Buyer. At the Closing, Buyer will deliver to
Seller:

                   (i) the cash portion of Purchase Price;

                   (ii) the Assumption Agreement; and

                   (iii) the Escrow Agreement.

              (c) Other Deliveries. The closing certificates, opinions of counsel and other documents required to be delivered pursuant to this Agreement will be exchanged.


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

         1.10. Regarding Certain Consents. Nothing in this Agreement shall be construed as an attempt to assign any contract, agreement, permit, franchise, or claim included in the Purchased Assets which is by its terms or in law nonassignable without the consent of the other party or parties thereto, unless such consent shall have been given, or as to which all the remedies for the enforcement thereof enjoyed by Seller would not, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. In order, however, to provide Buyer the full realization and value of every contract, agreement, permit, franchise and claim of the character described in the immediately preceding sentence, Seller agrees that on and after the Closing, it will, at the request and under the direction of Buyer, in the name of Seller or otherwise as Buyer shall specify take all reasonable action (including without limitation the appointment of Buyer as attorney-in-fact for Seller) and do or cause to be done all such things as shall in the reasonable opinion of Buyer or its counsel be necessary or proper (a) to assure that the rights of Seller under such contracts, agreements, permits, franchises, and claims shall be preserved for the benefit of Buyer and (b) to facilitate receipt of the consideration to be received by Seller in and under every such contract, agreement, permit, franchise, and claim, which consideration shall be held for the benefit of, and shall be delivered to, Buyer. Nothing in this Section shall in any way diminish Seller's obligations hereunder to obtain all

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consents and approvals and to take all such other actions prior to or at Closing as are necessary to enable Seller to convey or assign valid title to all the Purchased Assets to Buyer.

                                   ARTICLE II

                    REPRESENTATIONS AND WARRANTIES OF SELLER
                    ----------------------------------------

         Seller hereby represents, warrants and covenants to and with Buyer as follows:

         2.1. Organization.
              ------------

Seller is a corporation duly incorporated and validly existing under the laws of Canada. Seller has all requisite corporate power and authority to own or lease its properties and assets as now owned or leased, to carry on its businesses as and where now being conducted and to enter into this Agreement, and perform its obligations hereunder. The copies of Seller's articles of incorporation and bylaws, as amended to date, which have been delivered to Buyer, are correct and complete and are in full force and effect.

         2.2. Subsidiaries.
              ------------

Except for the subsidiaries listed on Schedule 2.2 hereto (collectively, the "Subsidiaries" and individually, a "Subsidiary"), Seller does not, directly or indirectly, own any shares of, or any other interest in, any other corporation or business entity.

         2.3. Qualification; Location of Business and Assets.
              ----------------------------------------------

The Seller is duly qualified and in good standing as a Canadian corporation, duly authorized to do business in the jurisdictions set forth on Schedule 2.3 hereto, and such jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of activities conducted by Seller make such qualification necessary and where the failure to so qualify would have a material adverse effect on Seller, the Business or the Purchased Assets. Set forth on Schedule 2.3 hereto is each municipal address where Seller:
(a) has a place of business, (b) owns or leases real property, and (c) owns or leases any other property, including inventory, equipment, furniture, tools and dies.

         2.4. Authorization and Enforceability.
              --------------------------------

The execution, delivery and performance of this Agreement has been, and at Closing the Assumption Agreement, the Bill of Sale, the Transfer and such other agreements necessary to vest in Buyer good, valid and marketable title to the Purchased Assets (the "Ancillary Agreements") shall have been duly authorized by all necessary corporate action on the part of Seller, including, if necessary, shareholder approval. This Agreement has been, and at Closing the Ancillary Agreements shall have been duly executed and delivered by Seller, and this Agreement constitutes, and at Closing the Ancillary Agreements will constitute, the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, or other similar laws affecting the enforcement of creditors' rights in general, moratorium laws or by general principles of equity.

         2.5. No Violation of Laws or Agreements.
              ----------------------------------

The execution and delivery of this Agreement do not, and the consummation of the transactions contemplated by this Agreement and the compliance with the terms, conditions and provisions of this Agreement by Seller, will not (a) contravene any provision of Seller's articles of incorporation or bylaws; (b) conflict with or result in a breach of or constitute a default (or an event which might, with the passage of time or the giving of notice or both, constitute a default) under any of the terms, conditions or provisions of any indenture, mortgage, loan or credit agreement or any other agreement or instrument to which Seller is a party or by which it or any of its assets may be bound or affected except as set forth on Schedule 2.16, or any judgment or order of any court or governmental department, commission, board, agency or instrumentality, domestic or foreign, or any applicable law, rule or regulation, (c) result in the creation or imposition of any lien, charge or encumbrance of any nature whatsoever upon Seller's assets or give to others any interests or rights therein, (d) result in the maturation or acceleration of any liability or obligation of Seller that will not be paid in full by Seller at Closing (or give others the right to cause such a maturation or acceleration), or (e) result in the termination of or loss of any right (or give others the right to cause such a termination or loss) under any of the Assigned Contracts except as set forth on Schedule 2.16.

         2.6. Financial Statements.
              --------------------

The books of account and related records of Seller fairly reflect in reasonable detail its assets, liabilities and transactions and are in adequate condition for the preparation of the Financial Statements (as defined below) of Seller in accordance with Canadian generally accepted accounting principles applied on a consistent basis. Seller has delivered to Buyer the following financial statements (the "Financial Statements"):

              (a) Audited statements of income and retained earnings and statements of changes in financial position of Seller for the years ended December 31, 1993 through December 31, 1996 inclusive, and balance sheets of Seller as at each of such dates.

              (b) Unaudited statements of income and retained earnings of Seller for the six (6) months ended June 28, 1997, and balance sheets of Seller as at each of such dates.

The Financial Statements of Seller referred to in paragraph (a) above: (i) fairly present the financial condition, assets and liabilities of Seller as at their respective dates and the results of its operations and changes in financial position for the periods covered thereby, (ii) have been prepared in accordance with Canadian generally accepted accounting principles consistently applied. The Financial Statements referred to in paragraph (a) above have been audited by KPMG the independent chartered accountants for Seller. All references in this Agreement to the "Balance Sheet" shall mean the balance sheet of Seller as at June 28, 1997 included in the Financial Statements and all references to the "Balance Sheet Date" shall mean June 28, 1997.

         2.7. Undisclosed Liabilities.
              -----------------------

To Seller's Knowledge after due inquiry, Seller has no liability or obligation of any nature, whether due or to become due, absolute, contingent or otherwise, including liabilities for or in respect of federal, provincial, local or foreign taxes and any interest or penalties related hereto, except for liabilities that are (a) fully reflected on the Balance Sheet or (b) incurred in the ordinary course of business since the Balance Sheet Date and fully reflected as liabilities on the Seller's books of account, none of which individually or in the aggregate, has been materially adverse or (c) disclosed on Schedule 2.7 hereto.

         2.8. No Changes.
              ----------

Except as disclosed on Schedule 2.8 hereto, since December 31, 1996, the Seller has conducted its business only in the ordinary course. Without limiting the generality of the foregoing sentence, except as disclosed on Schedule 2.8 hereto, since the Balance Sheet Date, there has not been:

              (a) any change in the financial condition, assets, liabilities, net worth or business of the Seller, except changes in the ordinary course of business, none of which, individually or in the aggregate has been or will be materially adverse to Seller;

              (b) any damage, destruction or loss, whether or not covered by insurance, materially adversely affecting the properties, business or prospects of Seller, or any material deterioration in the operating condition of Seller's assets;

              (c) any mortgage, pledge or subjection to lien, charge or encumbrance of any kind of Seller's assets, tangible or intangible;

              (d) any strike, walkout, labour trouble or any other new or continued event, development or condition of any character which has or could materially adversely affect the business, properties or prospects of Seller;

              (e) any declaration, setting aside or payment of a dividend or other distribution in respect of any capital shares of Seller, or any direct or indirect redemption, purchase or other acquisition of any such shares or any rights to purchase such shares or securities convertible into or exchangeable for such shares;

              (f) any increase in the salaries or other compensation (excluding increases in the ordinary course of business and consistent with past practice) payable or to become payable to, or any advance (excluding advances for ordinary business expenses) or loan to, any officer, director, employee or shareholder of Seller, or any increase in, or any addition to, other benefits (including without limitation any bonus, profit-sharing, pension or other plan) to which any of its officers, directors, employees or shareholders may be entitled, or any payments to any pension, retirement, profit-sharing, bonus or similar plan except payments in the ordinary course of business and consistent with past practice made pursuant to the employee benefit plans described on Schedule 2.25 hereto, or any other payment of any kind to (or on behalf of) any such officer, director, employee or shareholder other than payment of base compensation and reimbursement for reasonable business expenses in the ordinary course of business;

              (g) any making or authorization of any capital expenditures in excess of $50,000.00;

              (h) any cancellation or waiver of any right material to the operation of Seller's business or any cancellation or waiver of any debts or claims of substantial value or any cancellation or waiver of any debts or claims against any Related Party (as such term is hereinafter defined);

              (i) any sale, transfer or other disposition of any assets of Seller, except sales of assets in the ordinary course of business;

              (j) any payment, discharge or satisfaction of any liability or obligation (whether accrued, absolute, contingent or otherwise) by Seller, other than the payment, discharge or satisfaction, in the ordinary course of business, of liabilities or obligations shown or reflected on the Balance Sheet or incurred in the ordinary course of business since the Balance Sheet Date;

              (k) any adverse change or any threat of any adverse change in Seller's relations with, or any loss or threat of loss of, Seller's suppliers, clients or customers, which change or loss would have a material adverse affect on Seller or its Business;

              (l) any write-offs as uncollectible of any notes or accounts receivable of Seller or right-downs of the value of any assets or inventory by Seller other than in immaterial amounts or in the ordinary course of business consistent with past practice and at a rate no greater than during the twelve months ended on the Balance Sheet Date;

              (m) any change by Seller in any method of accounting or keeping its books of account or accounting practices;

              (n) any creation, incurrence, assumption or guarantee by Seller of any obligations or liabilities (whether absolute, accrued, contingent or otherwise and whether due or to become due), except in the ordinary course of business, or any creation, incurrence, assumption or guarantee by Seller of any indebtedness for money borrowed;

              (o) any payment, loan or advance of any amount to or in respect of, or the sale, transfer or lease of any properties or assets (whether real, personal or mixed, tangible or intangible) to, or entering into of any agreement, arrangement or transaction with, any "Related Party" (as hereinafter defined), except for (i) directors' fees, (ii) compensation to the officers and employees of Seller at rates not exceeding the rates of compensation disclosed on Schedule 2.19 hereto and (iii) reimbursements of or advances for expenses incurred for business-related purposes not exceeding $5,000 in the aggregate (as used herein, a "Related Party" means any of the officers, directors or shareholders of Seller, any affiliate or relative of Seller or of any shareholder of Seller, or any of their respective officers or directors, or any business or entity in which any shareholder of Seller or any affiliate or relative of any such persons or of Seller has any direct or material indirect interest);

              (p) any disposition of or failure to keep in effect any rights in, to or for the use of any patent, trademark, service mark, trade name or copyright, or, to Seller's Knowledge, any disclosure to any person not an employee or other disposal of any trade secret, process or know-how; or

              (q) any transaction, agreement or event to which Seller is a party or a participant outside the ordinary course of Seller's business or inconsistent with past practice.

         2.9. Taxes.
              -----

              (a) Seller has

                   (i) timely filed all federal, provincial, state and local income, payroll, withholding, excise, sales, use, goods and services, personal property, use and occupancy, business and occupation, mercantile, real estate, capital stock and franchise or other tax returns of any kind whatsoever (all the foregoing taxes, including interest and penalties thereon and including estimated taxes, being hereinafter collectively called "Taxes" and individually a "Tax");

                   (ii) paid all Taxes which are shown to have become due pursuant to such returns and (c) paid all other Taxes for which a notice of assessment or demand for payment has been received. All such returns have been prepared in accordance with all applicable laws and requirements and accurately reflect the taxable income (or other measure of Tax) of the party filing the same. The accruals for Taxes contained in the Balance Sheet are adequate to cover all liabilities for Taxes of the Seller for all periods ending on or before the Balance Sheet Date and nothing has occurred subsequent to that date to make any of such accruals inadequate as of the Balance Sheet Date. All Taxes for periods beginning after the Balance Sheet Date have been paid or are adequately reserved against on the books of Seller. Seller has timely filed all information returns or reports which are required to be filed and has accurately reported all information required to be included on such returns or reports. True copies of federal and provincial income tax returns of Seller for each of the fiscal years ended December 31, 1992 through December 31, 1996 have been delivered to Buyer. To Seller's Knowledge, there are no proposed assessments of Tax against Seller or proposed adjustments to any tax returns filed, pending against Seller;

              (b) Seller is not a non-resident of Canada for the purposes of the Income Tax Act (Canada);

              (c) Seller is a registrant for purposes of the Excise Tax Act (Canada) whose registration number is 100550870.

         2.10. Inventory.
               ---------

All of the inventories of Seller, including that reflected in the Balance Sheet, are valued at the lower of cost or market, the cost thereof being determined on a first-in, first-out basis, except as disclosed in the Financial Statements. All of the inventories of Seller reflected in the Balance Sheet and all such inventories acquired since the Balance Sheet Date consist of items of a quality and quantity usable and saleable in the ordinary course of Seller's business within a reasonable period of time and at normal profit margins (other than normal trade discounts regularly offered by the Business for prompt payment or quantity purchase), and all of the raw materials and work in process inventory of Seller reflected in the Balance Sheet and all such inventories acquired since the Balance Sheet Date can reasonably be expected to be consumed in the ordinary course of business within a reasonable period of time. Attached hereto is
Schedule 2.10 which sets forth a summary of the value of Seller's inventory of finished goods, work in process and raw materials as of September 28, 1997 according to the internal accounting records of the Seller as of said date.

         2.11. Accounts Receivable.
               -------------------

All of the Seller's trade accounts and notes receivable represent amounts receivable for merchandise actually delivered or services actually provided (or, in the case of non-trade accounts or notes, represent amounts receivable in respect of other bona-fide business transactions), have arisen in the ordinary course of business, are not subject to any counterclaims or offsets and have been billed and are generally due within 30 days after such billing (with regard to Canadian trade accounts receivable) and within 90 days (with regard to non-Canadian trade accounts receivable). All such receivables are fully collectible in the normal and ordinary course of business, except to the extent of a reserve in an amount not in excess of the reserve for doubtful accounts reflected on the Balance Sheet.
Schedule 2.11 hereto sets forth (a) the total amount of accounts receivable of the Seller outstanding as of the close of business on September 27, 1997 and (b) the aging of such receivables based on the following schedule: 0-30 days, 31-60 days, 61-90 days, and over 90 days, from the due date thereof.

         2.12. No Pending Litigation or Proceedings.
               ------------------------------------

Except as set forth on Schedule 2.12 hereto, there are no actions, suits, investigations, proceedings or claims pending or, to Seller's Knowledge, threatened against or affecting Seller or Seller's agents or their assets, at law or in equity, by or before any court or governmental department, agency or instrumentality, and to Seller's Knowledge, there is no basis for any such action, suit, investigation, proceeding or claim. There are presently no outstanding judgments, decrees or orders of any court or any governmental or administrative agency against or, to Seller's Knowledge, affecting Seller or any of their businesses or assets.

         2.13. Contracts; Compliance.
               ---------------------

Except as listed on Schedule 2.13 hereto, Seller is not a party to or bound by any lease, contract or commitment, oral or written, formal or informal, of the following types:

              (a) mortgages, indentures, security agreements or other agreements and instruments relating to the borrowing of money, the extension of credit or the granting of liens or encumbrances;

              (b) employment and consulting agreements;

              (c) union or other collective bargaining agreements;

              (d) powers of attorney;

              (e) sales agency, manufacturers representative and distributorship agreements or other distribution or commission arrangements;

              (f) licenses of patent, trade secrets, know-how, trademark, copyrights, software and other intellectual property rights;

              (g) agreements, orders or commitments for the purchase of services, raw materials, supplies or finished products from any one supplier for an amount in excess of $5,000.

              (h) agreements, orders or commitments for the sale of products or services for more than $5,000 to any single purchaser;

              (i) contracts or options relating to the sale by Seller of any asset, other than sales of inventory in the ordinary course of business;

              (j) bonus, profit-sharing, compensation, stock option, pension, retirement, deferred compensation, accrued vacation pay, group insurance, welfare agreements or other plans, agreements, trusts or arrangements for the benefit of employees;

              (k) agreements or commitments for capital expenditures in excess of $50,000.00 for any single project;

              (l) joint venture agreements;

              (m) agreements requiring the consent of any party thereto to the consummation of the transactions contemplated hereby;

              (n) agreements with any Related Party;

              (o) lease agreements under which it is either lessor or lessee;

              (p) agreements, contracts or commitments for any charitable or political contribution; or

              (q) other agreements, contracts and commitments which are material to the business of Seller, or which involve payments or receipts of more than $5,000.00 in any single year, or which were entered into other than in the ordinary and usual course of business.

All such leases, contracts and other commitments are in full force and effect; all parties to such leases, contracts and other commitments have complied with the provisions thereof; no such party is in default under any of the terms thereof; and no event has occurred that with the passage of time or the giving of notice or both would constitute a default by any party under any provision thereof. Set forth on Schedule 2.13 hereto is a summary of unfilled firm purchase orders of Seller as of the last day of the month immediately preceding the present month, other than any unfilled firm purchase order which has a value of less than $1,000.

         2.14. Compliance with Laws.
               --------------------

Schedule 2.14 hereto sets forth a list of all material permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals from all federal, provincial, local and foreign governmental and regulatory bodies held by Seller. All such permits, certificates, licenses, orders, registrations, franchises, authorizations and other approvals are in full force and effect and the Seller is in compliance with the terms and conditions thereof. The Seller holds and is in compliance with all material permits, certificates, licenses, approvals, registrations and authorizations required under all laws, rules and regulations in connection with their businesses, and, to Seller's Knowledge, all of such permits, certificates, licenses, approvals, registrations and authorizations are in full force and effect. The Seller has complied with all applicable statutes, rules, regulations and orders, federal, provincial and municipal, which, if not complied with, would have a material adverse effect on its business. No notice, citation, summons or order has been issued, no complaint has been filed, no penalty has been assessed and, to Seller's Knowledge, no investigation or review is pending or threatened by any governmental or other entity (a) with respect to any alleged violation by Seller of any law, ordinance, rule, regulation or order of any governmental entity or (b) with respect to any alleged failure by Seller to have any permit, certificate, license, approval, registration or authorization required in connection with its business.

         2.15. Environmental Matters.
               ---------------------

              (a) Except as disclosed on Schedule 2.15 hereto or in the site assessments of the Owned Real Property performed by or on behalf of Buyer (true and complete copies of which Buyer has delivered to Seller):,

                   (i) Seller has complied with and is not in violation of any federal, provincial, regional or local statutory or common law, regulation, rule, order, ordinance, guideline, direction, policy or notice, relating to the environment, public health and safety, and occupational health and safety, including those relating to Hazardous Substances ("Environmental Laws").

                   (ii) Seller holds and is in compliance with all environmental permits, certificates, consent or other settlement agreements, licenses, approvals, registrations and authorizations required under all Environmental Laws ("Environmental Permits"), and all of such Environmental Permits are valid and in full force and effect. All such Environmental Permits held by Seller are listed on Schedule 2.15 hereto and any that are not transferable are so designated. Seller has made or will make before the Closing timely application for renewals of all such Environmental Permits for which Environmental

Laws require that applications must be filed on or before the Closing to maintain the Environmental Permits in full force and effect after the Closing Date.

                   (iii) No consent, approval or authorization of, or registra-tion or filing with any Person, including any environmental governmental Authority or regulatory agency, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby. Seller (with Buyer's reasonable assistance) has or will prepare and file all applications for the transfer of all Environmental Permits, at Buyer's expense, that must be transferred as a result of the consummation of the transactions contemplated by this Agreement.

                   (iv) No notice, citation, summons or order has been issued or served upon, no complaint has been filed, no penalty has been assessed and, to Seller's Knowledge, no investigation or review is pending or threatened by any Authority or Person: (a) with respect to any alleged violation by Seller of any Environmental Law; or (b) with respect to any alleged failure by Seller to have any Environmental Permit; or (c) with respect to any use, possession, generation, treatment, storage, recycling, transportation or disposal (collectively "Management") of any Hazardous Substances by or on behalf of Seller or its predecessors.

                   (v) Seller has not received any request for information, notice of claim, demand, order or notification that it or any of its predecessors are or may be potentially responsible with respect to any investigation or clean-up of any threatened or actual Release of any Hazardous Substance.

                   (vi) Except for Hazardous Substances stored or used in the ordinary course of their manufacturing processes, in quantities and in a manner
(1) not in violation of any applicable law, or (2) which has not or is not reasonably likely to create a condition which requires investigation, remediation or other responsive action or responsibility or liability under Environmental laws, neither Seller nor any Affiliate of Seller has used, generated, treated, stored for more than 90 days, recycled or disposed of any Hazardous Substances on any property now owned, operated or leased by Seller or any Affiliate of Seller or on any formerly owned, operated or leased property, nor has anyone else during the period that such property has been owned, operated or leased by Seller or, to Seller's Knowledge, during any other period, treated, stored for more than 90 days, recycled or disposed of any Hazardous Substances on any property now owned, operated or leased by Seller or any Affiliate of Seller or on any formerly owned, operated or leased property.

                   (vii) Except as disclosed on Schedule 2.15, to Seller's Knowledge, no polychlorinated biphenyls, lead based paints or asbestos-containing materials are or have been present at any property now owned, operated or leased by Seller or any Affiliate of Seller, or at any formerly owned, operated or leased property during the period that such property was owned, operated or leased by Seller, nor are there any underground storage tanks, active or abandoned, at any property now owned, operated or leased by Seller or any Affiliate of Seller or during the period that such property was owned, operated or leased by Seller, at any formerly owned, operated or leased property.

                   (viii) To Seller's Knowledge, no Hazardous Substance generated by Seller or any Affiliate of Seller has been recycled, treated, stored, disposed of or transported by any entity in violation of any Environmental Law or in a manner which has created or is reasonably likely to create any liability or responsibility under any Environmental Law.

                   (ix) To Seller's Knowledge without any independent inquiry, no Hazardous Substance managed by Seller or any Affiliate of Seller has come to be located at any site which is the subject of federal, provincial or local enforcement actions or other investigations which may lead to claims against Seller or any Affiliate, or Buyer for clean-up costs, remedial work, damages to natural resources or for personal injury claims, including, but not limited to, claims under the Environmental Protection Act (Ontario) or other applicable Environmental Laws.

                   (x) No Hazardous Substance has been Released at, on, about or under by Seller or, to Seller's Knowledge is present in any property now owned, operated or leased by Seller or any Affiliate of Seller or any formerly owned, operated or leased property which requires investigation, remediation or other response action.

                   (xi) No oral or written notification of a Release or threat of Release of a Hazardous Substance has been filed by or on behalf of Seller or any Affiliate of Seller or in relation to any property now or previously owned, operated or leased by Seller or any Affiliate of Seller.

                   (xii) There are no environmental Liens on any properties owned or leased by Seller or any Affiliate of Seller which would impair Buyer's ability to lawfully operate the Business as such Business was operated prior to the Closing Date and, to Seller's Knowledge, no government actions have been taken or are in process or pending which could subject any of such properties to such Liens or orders to pay.

                   (xiii) No deed or other instrument of conveyance of real property to Seller or any Affiliate of Seller with respect to real property presently owned, operated or leased by Seller contains a restriction relating to the actual or suspected presence of Hazardous Substances, which restriction would impair Buyer's ability to lawfully operate the Business as such Business was operated prior to the Closing Date.

                   (xiv) To Seller's Knowledge, there are no facts or circumstances related to environmental matters concerning real property owned, operated or leased by Seller or businesses conducted by Seller that could reasonably be expected to lead to any future environmental claims against Seller, or Buyer under current law.

                   (xv) There have been no environmental inspections, investigations, studies, audits, tests, reviews or other analyses conducted by or at the direction of Seller or, in the possession of Seller indicating the presence of any Hazardous Substance in or on any property or business now or previously owned, operated, or leased by Seller or any Affiliate of Seller in violation of any Environmental Law or which has created a condition which requires investigation, remediation or other response action under Environmental Law which have not been provided to Buyer prior to the date hereof.

         2.16. Consents.
               --------

Except as set forth on Schedule 2.16, no consent, approval or authorization of, or registration or filing with, any Person, is required in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

         2.17. Personal Property.
               -----------------

The Seller owns all of its tangible personal property and assets, including the properties and assets reflected in the Balance Sheet (except those disposed of in the ordinary course of business since the Balance Sheet Date); and at the Closing none of such properties or assets will be subject to any mortgage, pledge, lien, restriction, encumbrance, tenancy, license, encroachment, covenant, right of way, easement, claim, security interest, charge or any other matter affecting title, except, (a) minor imperfections of title, none of which, individually or in the aggregate, materially detracts from the value of or impairs the use of the affected properties or impairs any operations of the Seller, (b) liens for current taxes not yet due and payable, or (c) as disclosed on Schedule 2.17 hereto (collectively "Personal Property Permitted Encumbrances"). All tangible personal property and assets which are consigned or leased to the Seller and are used in the operation of the businesses of Seller are listed on Schedule 2.17.

         2.18. Real Estate.
               -----------

              (a) Schedule 2.18 hereto contains a true, correct and complete list of all real properties owned, leased, subleased, licensed or otherwise occupied by Seller (collectively, the "Real Properties") separately indicating the nature of Seller's interest therein. Except as set forth on Schedule 2.18 hereto, no other Person has any oral or written right, agreement or option to acquire, lease, sublease or otherwise occupy all or any portion of such Real Properties. Seller has not received any written or oral notice for assessment for public improvements against any of the Real Properties which remains unpaid and, to Seller's Knowledge, no such assessment has been proposed. There is no pending condemnation, expropriation, eminent domain or similar proceeding affecting all or any portion of any of the Real Properties and, to Seller's Knowledge, no such proceeding is contemplated.

              (b) Accurate and current copies of all real property leases, subleases, licenses or other occupancy agreements (and all amendments thereto) listed on Schedule 2.18 hereto have previously been delivered to Buyer (collectively, the "Leases"). Seller has not assigned its rights under any Leases other than collateral assignments executed in connection with financings identified on the schedules attached hereto. The Leases are in full force and effect and constitute binding obligations of the Seller and the other parties thereto and (i) there are no defaults thereunder by Seller or by any other party thereto, and (ii) to Seller's Knowledge, no event has occurred which with notice, lapse of time, or both would constitute a default by the Seller or, to Seller's Knowledge, by any other party thereto.

              (c) Except as disclosed on Schedule 2.18 hereto,

                   (i) Seller has indefeasible, good, marketable and insurable
(1) legal and equitable fee simple title to the real property owned by Seller (the "Owned Real Property"), and (2) valid and enforceable leasehold interest to the property leased pursuant to the Leases (the "Leased Real Property"), in all cases, free and clear of any and all Liens, exceptions, items, encumbrances, easements, restrictions and other matters either of record or not of record which either individually or in the aggregate, could prohibit or adversely interfere with Buyer's use of such property except (a) matters set forth on
Schedule 2.18 and referred to as "Exceptions that will not exist at Closing" (the "Exceptions That Will Not Exist at Closing"), (b) matters set forth on
Schedule 2.18, none of which is material in amount and none of which, individually or in the aggregate, impairs, or grants or evidences rights which if exercised would impair, the use of the affected property in the manner such property is currently being used, or impairs the current operations of the Seller,

(c) defects of title, conditions, easements, encroachments, covenants or restrictions, if any, none of which is material in amount and none of which, individually or in the aggregate, materially impairs, or grants or evidences rights which if exercised would materially impair, the use of the affected property in the manner such property is currently being used, or impairs the current operations of the Seller, and (d) zoning or land use ordinances, none of which individually or in the aggregate, impairs the use of the affected property in the manner such property is currently being used or impairs the current operations of the Seller (collectively, the "Permitted Real Property Encumbrances"). No material default or breach exists under any of the covenants, conditions, restrictions, rights-of-way or easements, if any, affecting all or any portion of the Real Properties.

                   (ii) The current zoning of each of the Real Properties permits the operator of such property to use such property for the current respective use thereof. Seller has not made any application for a rezoning of any of the Real Properties. To Seller's Knowledge, there is no proposed or pending change to any zoning affecting any of the Real Properties.

                   (iii) All utilities, including without limitation, potable water, sewer, gas, electric, telephone, and other public utilities and all storm water drainage required by law or necessary for the operation of the Real Properties, 1) either enter the Real Properties through open public streets adjoining the Real Properties, or, if they pass through adjoining private land, do so in accordance with valid public or private easements or rights of way which will inure to the benefit of Buyer, 2) are installed, connected, operating and adequate for the operation of the Business as it has been previously conducted by Seller, with all installation and connection charges paid in full, including, without limitation, connection and the right to discharge sanitary waste into the collector system of the appropriate sewer utility, and 3) are adequate (in both quality and quantity) to service the Real Properties for their respective use in the business as presently conducted thereon.

                   (iv) Each of the Owned Real Property is located along one or more dedicated public streets or has access thereto. All curb-cut and street-opening permits or licenses required for vehicular access to and from the Real Properties to any adjoining public street or to any parking spaces utilized in connection with the Owned Real Property have been obtained and paid for, are in full force and effect and shall inure to the benefit of Buyer.

              (d) All buildings, structures, improvements and appurtenances situated on the Real Properties are in good operating condition and in a state of good maintenance and repair and are adequate and suitable for the purposes for which they are currently being used. None of such buildings, structures, improvements or appurtenances (or any equipment therein), nor the operation or maintenance thereof, violates any restrictive covenant or any provision of any federal, provincial or municipal law, ordinance, rule or regulation, or encroaches on any property owned by others. Without limiting the generality of the foregoing:

                   (i) no alteration, repair, improvement or other work has been ordered, directed or requested in writing to be done or performed to or in respect of the Real Properties other than routine maintenance, or to any of the plumbing, heating, elevating, water, drainage or electrical systems, fixtures or works by any municipal, provincial or other competent authority, which alteration, repair, improvement or other work has not been completed, and Seller knows of no written notification having been given to it of any such outstanding work being ordered, directed or requested, other than those that have been complied with;

                   (ii) all accounts for work and services performed and materials placed or furnished upon or in respect of the Real Properties at the request of the Seller have been fully paid and satisfied, and no person is entitled to claim a lien under the Construction Lien Act (Ontario) or similar legislation in other provinces of Canada against the Real Properties, or any part thereof, other than current accounts in respect of which the payment due date has not yet passed; and

                   (iii) each of the Real Properties (including all buildings, improvements and fixtures) is fit for its present use, and there are no material or structural repairs or replacements that are necessary or advisable and, without limiting the foregoing, there are no repairs to, or replacements of, the roof or the mechanical, electrical, heating, ventilating, air-conditioning, plumbing, drainage or security equipment or systems that are necessary or advisable; and none of the Real Properties is currently undergoing any alteration or renovation nor is any such alteration or renovation contemplated;

                   (e) Except as set forth on Schedule 2.18 hereto, there are no deeds of trust, mortgages or charges which are a Lien upon the Real Properties.

         2.19. Transactions with Related Parties.
               ---------------------------------

Except as disclosed on Schedule 2.19, no Related Party has:

              (a) borrowed money or loaned money to Seller which remains outstanding;

              (b) any contractual or other claims, express or implied, of any kind whatsoever against Seller;

              (c) any interest in any property or assets used by Seller in its business; or

              (d) is engaged in any other transaction with Seller (other than employment relationships at the salaries disclosed in Schedule 2.19 hereto).

         2.20. (a) Condition of Assets.
                   -------------------

The buildings, machinery, equipment, tools, furniture, improvements and other fixed assets of the Seller, including those reflected in the Balance Sheet, are adequate for the operation of the Business as it has been previously conducted by the Seller.

         2.21. Compensation Arrangements; Officers and Directors.
               -------------------------------------------------

Schedule 2.21 hereto sets forth the following information:

              (a) The names and current annual salary, including any bonus, if applicable, of all present officers and employees of Seller whose current annual salary, including any promised, expected or customary bonus, equals or exceeds $50,000 together with a statement of the full amount of all remuneration paid by Seller to each such person and to any director of Seller, during the 12 month period preceding the date hereof.

              (b) the names and titles of each trustee, fiduciary or plan administrator of each employee benefit plan of the Seller.

         2.22. Labour Relations.
               ----------------

The overall relations of Seller with its employees is good. No employee of Seller is represented by any union or other labour organization or employee association. To Seller's Knowledge, there is not currently and there has not been in the past three years, any attempt to organize or establish any labour union or employee association with respect to any employees of Seller. There is no complaint against Seller pending or, to Seller's Knowledge, threatened before the Ontario Labour Relations Board. There is no labour strike, dispute, slow down or stoppage actually pending or, to Seller's Knowledge, threatened against or involving Seller. No employee grievance which might have an adverse effect on Seller or the conduct of its businesses is pending. No private agreement restricts Seller from relocating, closing or terminating any of its operations or facilities. Seller has not in the past three years experienced any work stoppage or slow down or committed any unfair labour practice.

         2.23. Products Liability.
               ------------------

Except for lawsuits, claims, damages and expenses adequately covered by the Seller's insurance, there are no (a) liabilities of Seller, fixed or contingent, asserted or, to Seller's Knowledge, unasserted, with respect to any product liability or any similar claim that relates to any product manufactured and sold by Seller to others, or (b) liabilities of Seller, fixed or contingent, asserted or, to Seller's Knowledge, unasserted, with respect to any claim for the breach of any express or implied product warranty or any other similar claim with respect to any product manufactured and sold by Seller to others other than standard warranty obligations (to replace, repair or refund) made by the Seller in the ordinary course of business to purchasers of their products and special warranties made by the Seller with regard to certain pit dock levelers and truck restraints, for which the Seller matches competitors' warranties.

         2.24. Insurance.
               ---------

Attached hereto as Schedule 2.24 is a complete and correct list of all policies of insurance of which Seller is the owner, insured or beneficiary, or covering any of its property, true, correct and complete copies of which have been delivered to Buyer, indicating for each policy the carrier, the insured, type of coverage, the amounts of coverage, deductible, premium rate, cash value if any, expiration date and any pending claims thereunder. All such policies are in full force and effect. The coverages provided by such policies are reasonable, in both scope and amount, in light of the risks attendant to the businesses in which the Seller is, or has been, engaged. Seller has paid-in-full all premiums due on such policies as of the Closing Date. To Seller's Knowledge, there is no default with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth on Schedule 2.24, there are no outstanding unpaid premiums or claims under such policies. No notice of cancellation or non-renewal with respect to, or disallowance of any claim under, any such policy has been received by Seller. Except as set forth on Schedule 2.24, Seller has not been refused any insurance, nor has its coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years. Except as set forth on Schedule 2.24, all products liability, professional liability and general liability policies maintained by or for the benefit of the Seller during the last five years have been "occurrence" policies and not "claims made" policies. Schedule 2.24 contains a complete and correct list of all such products liability, professional liability and general liability policies, indicating for each policy, the carrier, risks insured, the amount and dates of coverage, deductible and any pending claims thereunder; and all such policies are in full force and effect.

         2.25. Patents and Intellectual Property Rights.
               ----------------------------------------

         Attached hereto as Schedule 2.25 is a correct list of all patents, patent applications, trademarks, service marks and trade names, copyrights, intellectual property licenses, logos and the like, held, owned or used by the Seller (the "IP Rights"), and as to all such IP Rights that are registered, all of such registrations, and as to all such IP Rights for which registration has been applied, such applications are valid and in good standing. To Seller's Knowledge, none of the IP Rights infringes (nor has any claim been made that any of them infringes) the patents, trademarks or other rights of others. Except as set forth on Schedule 2.25, to Seller's Knowledge, the manufacture, sale or use of any products now or heretofore manufactured or sold by Seller did not and does not infringe (nor has any claim been made that any such action infringes) the patents or intellectual property rights of others. The Seller owns or possesses adequate licenses or other rights (at reasonable market costs) to use all patent, patent applications, copyrights, trademarks, servicemarks and tradenames necessary to conduct its business as now conducted. Except as set forth on Schedule 2.25, there is no agreement to which Seller is a party or to which Seller is legally bound and no restriction or Liens, materially and adversely affecting the use by Seller and, after the Closing, the use by Buyer, of any of the IP Rights. There is no pending litigation or other legal action with respect to any of the IP Rights, and no order, holding, decision or judgment has been rendered by any Authority, and no agreement, consent or stipulation exists to which Seller is a party or of which Seller has Knowledge, which would prevent Seller, or after the Closing, Buyer, from using any of the IP Rights.

Except for the MCBA accounting program, all computer software and all hardware and other products incorporating embedded software or microcode, used in the Business (the "Programs"), are "year 2000 compliant" and, more specifically, (i) are designated to be used prior to, during and after the calendar year 2000 A.D. without error relating to date data, and shall operate transparently to the user during such time periods, (ii) are capable of operating without error relating to the product of date data which represents or references different centuries or more than one century, and (iii) are designed such that all data fields, date-related user interfaces and other interfaces include the indication of century.

         2.26. Employee Plans.
               --------------

Schedule 2.26 identifies each retirement, pension, bonus, stock purchase, profit sharing, stock option, deferred compensation, severance or termination pay, insurance, medical, hospital, dental, vision care, drug, sick leave, disability, salary continuation, legal benefits, unemployment benefits, vacation, incentive or other compensation plan or arrangement or other employee benefit that is maintained, or otherwise contributed to or required to be contributed to, by the Seller relating to the Business or the Purchased Assets for the benefit of employees or former employees of the Seller (the "Employee Plans") and a true and complete copy of each Employee Plan has been furnished to the Buyer. Each Employee Plan has been maintained in compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Employee Plan and has been administered in accordance with the terms of any trusts or insurance contracts maintained in connection therewith. The Seller has delivered to the Buyer the actuarial valuations, if any, prepared for each Employee Plan during the past o years. Except as described in Schedule 2.26:

              (a) all contributions to, and payments from, each Employee Plan that may have been required to be made in accordance with the terms of any such Employee Plan, or with the recommendation of the actuary for such Employee Plan, and, where applicable, the laws of the jurisdictions that govern such Employee Plan, have been made in a timely manner;

              (b) all material reports, returns and similar documents (including applications for approval of contributions) with respect to any Employee Plan required to be filed with any government agency or distributed to any Employee Plan participant have been duly filed in a timely manner or distributed;

              (c) there are no pending investigations by any governmental or reg- ulatory agency or authority involving or relating to any Employee Plan, no threatened or pending claims (except for claims for benefits payable in the normal operation of the Employee Plans), suits or proceedings against any Employee Plan or asserting any rights or claims to benefits under any Employee Plan that could give rise to a liability nor, to the Seller's Knowledge, are there any facts that could give rise to any liability in the event of such investigation, claim, suit or proceeding;

              (d) no notice has been received by the Seller of any complaints or other proceedings of any kind involving the Seller or, to the Seller's Knowledge, any of the employees of the Seller before any pension board or committee relating to any Employee Plan or to the Business or the Purchased Assets; and

              (e) the assets of each Employee Plan are at least equal to the liabilities of such Employee Plans based on the actuarial assumptions utilized in the most recent valuation performed by the actuary for such Employee Plan, and neither the Buyer nor any of its Associates or Affiliates will incur any liability with respect to any Employee Plan as a result of the transactions contemplated by this Agreement.

         2.27. Employees.
               ---------

Seller has delivered to Buyer a complete and accurate list of the names of all individuals who are employees of the Seller actively employed or engaged in the Business as of October 31, 1997 specifying: the length of service, age, title, rate of salary and commission or bonus structure for each such employee.

No notice has been received by the Seller of any complaint filed by any of the employees against the Seller claiming that the Seller has violated the Employment Standards Act (Ontario), the Human Rights Code (Ontario) (or any applicable employee or human rights or similar legislation in the other jurisdictions in which the Business is conducted) or of any complaints or proceedings of any kind involving the Seller or, to the Seller's Knowledge, after due inquiry any of the employees of the Seller before any, labour relations board, except as disclosed in Schedule 2.27. There are no outstanding orders or charges against the Seller under the Occupational Health and Safety Act (Ontario) (or any applicable health and safety legislation in the other jurisdictions in which the Business is conducted). All levies, assessments and penalties made against the Seller pursuant to the Workers' Compensation Act (Ontario) (and any applicable workers' compensation legislation in the other jurisdictions in which the Business is conducted) have been paid by the Seller and the Seller has not been reassessed under any such legislation during the past 5 years.

         All accruals for unpaid vacation pay, premiums for employment insurance, health premiums, Canada Pension Plan premiums, accrued wages, salaries and commissions and employee benefit plan payments have been reflected in the books and records of the Seller.

         2.28. Customers and Suppliers.
               -----------------------

Schedule 2.28 sets out the major customers of the Business and there has been no termination or cancellation of, and no modification or change in, the Seller's business relationship with any major customer or group of major customers. The Seller has no reason to believe that the benefits of any relationship with any of the major customers or suppliers of the Business will not continue after the Closing in substantially the same manner as prior to the date of this Agreement.

         2.29. Brokerage.
               ---------

Except as described in Section 6.5, neither Seller nor any shareholder thereof has made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transaction contemplated hereunder.

         2.30. Disclosure.
               ----------

No representation or warranty by Seller in this Agreement, and no exhibit, certificate or schedule furnished or to be furnished to Buyer pursuant hereto, or in connection with the transactions contemplated hereby, contains or will contain any untrue statement of a material fact, or omits or will omit to state a material fact necessary to make the statements or facts contained herein or therein not misleading or necessary to provide Buyer with proper information as to the Seller and the Purchased Assets. Seller shall disclose to Buyer at Closing any information then in the possession of Seller that indicates that Buyer is in breach of this Agreement or which may provide the basis for a claim by Seller that Buyer has breached this Agreement.

                                   ARTICLE III

                     REPRESENTATIONS AND WARRANTIES OF BUYER
                     ---------------------------------------

         Buyer represents and warrants to Seller as follows:

         3.1. Organization and Good Standing.
              ------------------------------

Buyer is a corporation duly incorporated and validly existing under the laws of Canada.

         3.2. Corporate Power and Authority.
              -----------------------------

Buyer has all requisite corporate power and authority to make, execute, deliver and perform this Agreement, the Assumption Agreement and all other agreements, documents and instruments to which it is a party or is otherwise obligated which are executed, delivered or performed pursuant to this Agreement.

         3.3. Due Authorization.
              -----------------

The execution, delivery and performance of this Agreement, the Assumption Agreement and all other agreements, documents and instruments to which the Borrower is a party or is otherwise obligated which are to be executed, delivered or performed pursuant to this Agreement have been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement constitutes, and the Assumption Agreement and the Note and the other instruments to be delivered by Buyer at Closing, when executed and delivered at Closing, will constitute, the legal, valid and binding obligations of Buyer, enforceable against it in accordance with their respective terms.

         3.4. Brokerage.
              ---------

Except as disclosed in Section 6.5, Buyer has not made any agreement or taken any other action which might cause anyone to become entitled to a broker's fee or commission as a result of the transactions contemplated hereunder.

         3.5. No Breaches; Etc.
              -----------------

The execution, delivery and performance of this Agreement and the other agreements contemplated by this Agreement and the consummation of the transactions contemplated by this Agreement do not and will not result in any breach or acceleration of any of the terms or conditions of its articles of incorporation or bylaws, or of any mortgage, bond, indenture, contract, agreement, license or other instrument or obligation to which Buyer is a party. The execution, delivery and performance of this Agreement or the other agreements contemplated by this Agreement will not result in the material violation of any statute, regulation, judgment, writ, injunction or decree of any court, threatened or entered in a proceeding or action in which Buyer is, was or may be bound.

         3.6. Disclosure.
              ----------

No representation or warranty of Buyer in this Agreement or in connection with the transactions contemplated by this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to be stated herein or therein that are necessary to make the statements herein or therein not misleading. Buyer shall disclose to Seller at Closing any information then in the possession of Buyer that indicates that Seller is in breach of this Agreement or which may provide the basis for a claim by Buyer that Seller has breached this Agreement.

         3.7. Litigation.
              ----------

There is no action, suit, proceeding or investigation pending, or, to Buyer's knowledge, threatened, against or related to Buyer or its respective properties or business which would be reasonably likely to adversely affect or restrict Buyer's ability to consummate the transactions contemplated by this Agreement, and there is no reasonable basis known to Buyer for any such action that may result in such effect and is probable of assertion.

         3.8. Business Activities.
              -------------------

Buyer has not engaged in any active business since 1995.

         3.9. GST.
              ---

Buyer is a registrant for purposes of the Excise Tax Act (Canada) whose registration number is 876860164RT.

         3.10. Investment Canada.
               -----------------

Buyer is an American within the meaning of the Investment Canada Act (Canada).

                                   ARTICLE IV

                          CERTAIN OBLIGATIONS OF SELLER
                          -----------------------------

         4.1. Conduct of Business Pending Closing.
              -----------------------------------

From and after the Effective Time and pending Closing, and unless Buyer shall otherwise consent or agree in writing, Seller covenants and agrees that:

              (a) Ordinary Course; Compliance. The business of the Seller will be conducted only in the ordinary course and consistent with past practice, including billing, shipping and collection practices, inventory transactions and payment of accounts payable; the Seller will maintain their property, equipment and other assets in at least as good order and condition as existed on the date of this Agreement; and the Seller will timely comply with the provisions of all their leases, agreements, contracts and commitments, will obtain, maintain in full force and effect and comply with all permits, certificates, licenses, approvals, patents, registrations and authorizations required under all laws in connection with their businesses or assets, and will comply with all laws, rules and regulations applicable to their businesses or assets.

              (b) Preservation of Business. Seller will use all reasonable efforts to preserve the business organization of the Seller intact, to keep available to Buyer the services of the present officers and employees of the Seller, and to preserve for Buyer the good will of the suppliers, customers and others having business relations with the Seller.

              (c) Material Transaction. Seller will not:

                   (i) amend its Articles of Incorporation or Bylaws;

                   (ii)change its authorized or issued capital stock or issue any rights or options to acquire shares of its capital stock;

                   (iii) enter into any contract or commitment the performance of which may extend beyond the Closing, except those made in the ordinary course of business, and the terms of which are consistent with past practice;

                   (iv) enter into any employment or consulting contract or arrangement with any person which is not terminable at will, without penalty or continuing obligation;

                   (v) sell, transfer, lease or otherwise dispose of any of its assets other than sales of inventory in the ordinary course of business and consistent with past practice;

                   (vi) incur, create, assume or suffer to exist any mortgage, pledge, lien, restriction, encumbrance, tenancy, license, encroachment, covenant, condition, right-of-way, easement, claim, security interest, charge or other matter affecting title on any of its assets or other property, except Personal Property Permitted Encumbrances and Real Property Permitted Encumbrances;

                   (vii) fail to pay when due all taxes, assessments, governmental charges or levies imposed upon it or its income, profits or assets or otherwise required to be paid by it, or fail to pay when due any liability or charge which, if unpaid, might become a lien or charge upon any of its assets;

                   (viii) make, change or revoke any tax election or make any agreement or settlement with any taxing authority;

                   (ix) declare or pay any dividend or other distribution in respect of any class of its capital stock, or make any payment to redeem, purchase or otherwise acquire, or call for redemption, any of such stock or any securities convertible into or exchangeable for such stock;

                   (x) increase or otherwise change the compensation payable or to become payable to any officer, employee or agent other than in the ordinary course of business consistent with past practice;

                   (xi) make or authorize the making of any capital expenditure in excess of $50,000.00;

                   (xii) incur any debt or other obligation for money borrowed;
(xiii)contractually incur any other obligation or liability, absolute or contingent except in the ordinary course of business and consistent with past practice;

                   (xiv) waive or permit the loss of any substantial right;

                   (xv) guarantee or become a co-maker or accommodation maker or otherwise become or remain contingently liable in connection with any liability or obligation of any person other than another Seller;

                   (xvi) loan, advance funds or make an investment in or capital contribution to any person other than another Seller, other than advances to employees for business-related expenses made in the ordinary course of business and consistent with past practice and in an amount not to exceed $5,000 in the aggregate; or

                   (xvii) take any action or permit to occur any event set forth in subparagraphs (c), (e) through (j) and (l) through (p) of Section 2.8 hereof; or

                   (xviii)take any action or omit to take any action which will result in a violation of any applicable law or cause a breach of any agreements, contracts or commitments, the violation or breach of which would have a material adverse effect on Seller, the Business or the Purchased Assets.

                  4.2.        Insurance.
                              ----------
Seller shall maintain in full force and effect the policies of insurance listed on Schedule 2.24, subject only to variations required by the ordinary operations of its business, or else will obtain, prior to the lapse of any such policy, substantially similar coverage with insurers of recognized standing and approved in writing by the Buyer, which approval shall not be unreasonably withheld or delayed. Seller shall promptly advise the Buyer in writing of any change of insurer or type of coverage in respect of the policies listed on
Schedule 2.24 hereto.

         4.3. Fulfillment of Agreements.
              -------------------------

Seller shall use its best efforts to cause all of the conditions to the obligations of the Buyer under Section 5.1 of this Agreement to be satisfied on or prior to the Closing. Seller shall use best efforts to conduct its business in such a manner that at the Closing the representations and warranties of the Seller contained in this Agreement shall be true and correct as though such representations and warranties were made on, as of, and with reference to such date. Seller will promptly notify Buyer in writing of any event or fact which represents or is likely to cause a breach of any of its representations, warranties, covenants or agreements. Seller shall promptly advise Buyer in writing of the occurrence of any condition or development (exclusive of general economic factors affecting business in general) of a nature that, to Seller's Knowledge, is or may be materially adverse to the business, operations, properties, assets, prospects or conditions (financial or otherwise) of Seller.

         4.4. Access, Information and Documents.
              ---------------------------------

Seller will give to Buyer and to Buyer's counsel, accountants and other representatives sufficient access during normal business hours to all of the Seller's properties, books, tax returns, contracts, commitments, records, officers and accountants and will furnish to Buyer all such documents and copies of documents (certified to be true copies if requested) and all information with respect to the affairs of the Seller as Buyer may reasonably request. Pending the Closing, Buyer will preserve the confidentiality of any information provided by Seller to Buyer relating to the Seller which is confidential in nature and, if Closing is not held, will return all such information to Seller and will not use or allow such information to be used by Buyer, CMH or any of their respective Affiliates for any purpose whatsoever.

         4.5. Resignations.
              ------------

At Closing, Seller will, if requested by Buyer, deliver written resignations of the non-employee trustees of employee plans.

         4.6. Negotiations.
              ------------

Between the date of this Agreement and the Closing Date, neither the Seller nor any of its Affiliates, officers, directors, employees, shareholders, agents or advisors, shall solicit, initiate, furnish information relating to or participate in any discussions or negotiations with any Person concerning the sale or other disposition of any or all of the Purchased Assets (except as contemplated herein). The Seller shall promptly notify Buyer if any such discussion or negotiations are sought to be initiated with, any such information is requested from, or any proposal is received by Seller or any of their Affiliates, officers, directors, employees, shareholders, agents or advisors.

         4.7. Public Announcements.
              --------------------

To the fullest extent reasonably practicable, no party hereto shall make or issue, or cause to be made or issued, any public announcement or written statement concerning this Agreement or the transactions contemplated hereby for dissemination to the general public (except to the respective directors, officers or employees on a need to know basis or as may be specifically required by applicable law or administrative or legal process) without the prior written consent of the other parties (which will not be unreasonably withheld or delayed).


                                    ARTICLE V

                       CONDITIONS TO CLOSING; TERMINATION
                       ----------------------------------

         5.1. Conditions Precedent to Obligations of Buyer. The obligations of Buyer to proceed with the Closing under this Agreement are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Buyer at Buyer's option):

              (a) Bringdown of Representations and Warranties. The representations and warranties of Seller contained in this Agreement shall be true and correct on and as of the date of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date and Buyer shall have received a certificate to such effect signed by a responsible officer of Seller.

              (b) Performance and Compliance. Seller shall have performed all of the covenants and complied with all of the provisions required by this Agreement to be performed or complied with by them on or before the Closing and Buyer shall have received a certificate to such effect signed by a responsible officer of Seller.

              (c) Opinion of Counsel. Buyer shall have received from Stevens & Stevens, counsel for Seller, an opinion dated the date of the Closing in form and substance satisfactory to Buyer, to the effects set forth in Exhibit 5.1(c) hereto.

              (d) Satisfactory Instruments of Transfer. All instruments and documents required on the Seller's part to effectuate and consummate the transactions contemplated hereby shall be delivered to Buyer and shall be in form and substance reasonably satisfactory to Buyer and its counsel.

              (e) Required Consents. All statutory and regulatory consents and approvals which are required under the laws or regulations of the United States, Canada or any other Authority shall have been obtained; and all necessary consents and approvals of third parties to the transactions contemplated hereby shall have been obtained, including the consents listed on Schedule 2.16.

              (f) Accounts Receivable and Inventory Certificates. Buyer shall have received a certificate of the chief financial officer of Seller certifying as to a summary of (i) the amount and an aging of the Seller's accounts and notes receivable as of the close of business on the day prior to the day of Closing and (ii) the Seller's inventory of finished goods, work in process and raw materials as of September 27, 1997.

              (g) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby or which would materially limit or adversely affect Buyer's ownership or control of any of the Purchased Assets or the business of Seller, and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, (i) challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions or (ii) by any present or former owner of any capital stock or equity interest in Seller (whether through a derivative action or otherwise) against Seller or any officer, director or shareholder of Seller in his capacity as such or (iii) which might have a material adverse effect on the Purchased Assets or on the business, prospects or condition (financial or otherwise) of Seller.

              (h) Brampton. Seller shall have executed and delivered a transfer (the "Transfer") with Buyer for the Seller's Brampton, Ontario facility, substantially in the form of Exhibit 5.1(h) hereto.

              (i) Additional Agreements. Steve Leachman shall have entered into and delivered the employment contract, including non-competition provisions, with Buyer, substantially in the form of Exhibit 5.1(i) hereto (the "Employment Agreement").

              (j) Due Diligence. Buyer shall be satisfied with the results of its financial, business and legal due diligence review of Seller, including a pre-acquisition review to be conducted by Buyer's accountants.

              (k) Tax Clearance Certificates. Seller shall have delivered to Buyer a retail sales tax clearance certificate issued by the Minister of Revenue of Ontario under section 6(1) of the Retail Sales Tax Act (Ontario).

              (l) United States Purchase Agreement. Blue Giant USA Corporation (Alabama) shall have executed and delivered an Asset Purchase Agreement with Blue Giant Corporation (Delaware) (the "United Sates Purchase Agreement") and shall have closed the transaction contemplated therein contemporaneous with the Closing hereunder.

         5.2. Conditions Precedent to the Obligations of Seller.
             --------------------------------------------------

The obligations of Seller to proceed with the Closing hereunder are subject to the fulfillment prior to or at Closing of the following conditions (any one or more of which may be waived in whole or in part by Seller at Seller's option):

              (a) Bringdown of Representations and Warranties. The representations and warranties of Buyer contained in this Agreement shall be true and correct on and as of the date of Closing, with the same force and effect as though such representations and warranties had been made on, as of and with reference to such date and Buyer shall have delivered to Seller a certificate, signed by a responsible officer of Buyer, to such effect.

              (b) Performance and Compliance. Buyer shall have performed all of the covenants and complied with all the provisions required by this Agreement to be performed or complied with by it on or before the Closing and Buyer shall have delivered to Seller a certificate, signed by a responsible officer of Buyer, to such effect.

              (c) Opinion of Counsel for Buyer. Seller shall have received from Borden & Elliot, counsel for Buyer, an opinion dated the date of the Closing in form and substance satisfactory to Seller, to the effect set forth in Exhibit 5.2(c) hereto.

              (d) Satisfactory Instruments. All instruments and documents required on the Buyer's part to effectuate and consummate the transactions contemplated hereby shall be delivered by Buyer and shall be in form and substance reasonably satisfactory to Seller and its counsel.

              (e) Litigation. No order of any court or administrative agency shall be in effect which restrains or prohibits the transactions contemplated hereby and there shall not have been threatened, nor shall there be pending, any action or proceeding by or before any court or governmental agency or other regulatory or administrative agency or commission, challenging any of the transactions contemplated by this Agreement or seeking monetary relief by reason of the consummation of such transactions.

              (f) Required Consents. All statutory and regulatory consents and approvals which are required under the laws or regulations of the United States, Canada or any other Authority for the transactions contemplated hereby shall have been obtained and all necessary consents and approvals of third parties to the transactions contemplated hereby shall have been obtained, including the consents listed on Schedule 2.16.

              (g) Other Contracts. Buyer shall have executed and delivered the Employment Agreement.

              (h) United States Purchase Agreement. Blue Giant Corporation (Delaware) shall have executed and delivered the United States Purchase Agreement.

         5.3. Termination.
              ------------

              (a) When Agreement May Be Terminated. This Agreement may be terminated at any time prior to Closing:

                   (i) By mutual consent of Buyer and Seller;

                   (ii) By Buyer if there has been a misrepresentation by Seller, a breach by Seller of any of its warranties or covenants, or if any of the conditions specified in Section 5.1 hereof shall not have been fulfilled by the time required and shall not have been waived by Buyer;

                   (iii) By Seller if there has been a misrepresentation by Buyer, a breach by Buyer of any of its warranties or covenants, or if any of the conditions specified in Section 5.2 hereof shall not have been fulfilled by the time required and shall not have been waived by Seller;

                   (iv) By Buyer or Seller if Closing shall not have occurred prior to November 14, 1997; provided that Buyer or Seller may terminate this Agreement pursuant to this subparagraph (iv) only if Closing shall not have occurred by such date for a reason other than a failure by such party to satisfy the conditions to Closing of the other party set forth in Section 5.1 or 5.2 hereof.

              (b) Effect of Termination. In the event of termination of this Agreement by Seller or Buyer, as provided above, this Agreement shall forthwith terminate and there shall be no liability on the part of Seller or Buyer or their respective officers or directors, except for liabilities arising from a breach of this Agreement prior to such termination; provided, however, that the obligations of the parties set forth in Sections 6.8 and 6.9 hereof shall survive such termination.


                                   ARTICLE VI

                          CERTAIN ADDITIONAL COVENANTS
                          ----------------------------

         6.1. Costs and Expenses.
              ------------------

Buyer and Seller will each pay all their own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including (a) all costs and expenses stated herein to be borne by a party, and (b) all accounting, legal and appraisal fees and settlement charges.

         6.2. Goods and Services Tax Election.
              -------------------------------

The Buyer and the Seller shall elect jointly under subsection 167(1) of the Excise Tax Act (Canada), in the form prescribed for the purposes of that subsection, in respect of the sale and transfer of the Purchased Assets hereunder, and the Buyer shall file such election in its GST return for its reporting period that includes the Closing Date.

         6.3. Transfer Taxes.
              ---------------

The Buyer shall be liable for and shall pay all federal and provincial sales taxes (including any GST, retail sales taxes and land transfer taxes) and all other taxes, duties, fees or other like charges of any jurisdiction properly payable in connection with the transfer of the Purchased Assets by Seller to the Buyer.

         6.4. Income Tax Election.
              --------------------

The Buyer and the Seller agree to elect jointly in the prescribed form under section 22 of the Income Tax Act (Canada) as to the sale of the accounts receivable and other assets that are referred to in section 1.1(e) and described in section 22 of the Income Tax Act (Canada) and to designate in such election an amount equal to the portion of the Purchase Price allocated to such assets pursuant to section 1.5 as the consideration paid by the Purchaser therefor.

         6.5. Brokers.
              -------

Seller has engaged Geneva Corporate Finance, Inc. as a broker in connection with this transaction, and any fee payable to such broker will be paid by Seller.

         6.6. Employee Benefit Matters.
              -------------------------

Buyer agrees to assume from Seller, at Closing, the sponsorship of the Canada Life Group Registered Retirement Savings Plan ("GRRSP"), the Deferred Profit Sharing Plan ("DPSP") and the Standard Life Assurance Company benefit plan package identified on Schedule 2.26, subject to:

                   (i) the agreement of Canada Life and Standard Life;

                   (ii) the acceptance by Revenue Canada of all amendments to the GRRSP and DPSP which are required in order to effect such change;

                   (iii) the acceptability to Buyer of all of the terms and conditions of the GRRSP, the DPSP and any related agreements or other documents. Notwithstanding the foregoing, Buyer reserves the right to amend the GRRSP, DPSP and Standard Life benefit plan package from time to time as it sees fit, including terminating one or both of such plans.

         6.7. Employees of the Business.
              -------------------------

              (a) Effective as of the Closing Date, Buyer shall offer to hire each of the active employees of Seller set forth on Schedule 2.27 at the same salary and wage rates and, otherwise, on no less favourable terms and conditions of employment as are then applicable to such employees; provided that the nature and mix of their employee benefits do not need to be identical to those to which they were entitled while employed by Seller. Buyer agrees to use payroll history information of the Seller for the purposes of issuing Records of Employment. The Seller will cooperate with and assist Buyer in obtaining the continued employment of all such employees. Seller shall be responsible for all salaries, wages, employment taxes, contractual severance arrangements and all terms of employment for each of its respective employees accruing prior to the Closing Date. Notwithstanding the foregoing, Buyer assumes and agrees to timely discharge all of Seller's liabilities and obligations for (i) the salaries, wages, employment taxes and related payroll obligations for the payroll period for which such employees are employed by Buyer and (ii) all accrued vacation for Seller's employees who become employed by Buyer existing as of the Closing Date; provided the obligations described in (i) and (ii) are properly accrued for on the Closing Statement.

              (b) Seller shall remain responsible and liable for any and all obligations to all employees of Seller through and until 11:59 p.m. local time on the Closing Date, at which time all such employees shall be terminated by Seller.

         6.8. Indemnification.
              ---------------

              (a) General Indemnification Obligations.

                   (i) Indemnification by Seller. Seller hereby agrees to indemnify and hold harmless Buyer from and against:

                        (1) any and all Damages arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Seller contained in this Agreement or in any certificate furnished or to be furnished to Buyer pursuant hereto or in connection with the transactions contemplated hereby;

                        (2) any and all Damages arising out of or resulting from any liabilities of Seller of any nature, whether due or to become due, whether accrued, absolute, contingent or otherwise existing on the Closing Date or arising out of any transactions entered into, or any state of facts existing, prior to such date, except Assumed Liabilities;

                        (3) any and all Damages arising out of or resulting from any claim asserted against Buyer with respect to Excluded Liabilities;

                        (4) any and all Damages as a result of or arising directly or indirectly out of, in connection with or pursuant to any claims by any employees or former employees of the Business, other than claims by Employees who accept Buyer's offers of employment with respect to their employment with Buyer; and

                        (5) any and all Damages arising out of or resulting from any claim, suit, prosecution, or order under any Environmental Laws, or the undertaking by the Buyer of any reasonable remediation, clean-up or preventative action as a result of the Release of any Hazardous Substance, to the extent that such Damages are incurred, in whole or in part, as a result of (i) the operation of the Business by the Seller or any predecessor in title of the Seller; or (ii) the ownership, use or occupation of the Purchased Assets by the Seller or any predecessor in title of the Seller.

                   (ii) Indemnification by Buyer. Buyer hereby agrees to indemnify and hold harmless Seller from and against:

                        (1) any Damages arising out of or resulting from any misrepresentation, breach of warranty or nonfulfillment of any agreement on the part of Buyer contained in this Agreement or in any certificate furnished or to be furnished to Seller in connection with the transactions contemplated hereby;

                        (2) any Damages resulting from or arising out of the failure by Buyer to pay or discharge, or cause to be paid or discharged, any of the Assumed Liabilities; or

                        (3) any Damages arising out of or resulting from any claim asserted against Seller with respect to Assumed Liabilities.

                   (iii) For purposes of this Agreement, "Damages" means the aggregate amount of all damages, claims, losses, obligations, liabilities (including any governmental penalty, fines or punitive damages), deficiencies, interest, costs and expenses arising out of or relating to a matter and any actions, judgments, costs and expenses (including reasonable legal fees and expenses and all other expenses incurred in investigating, preparing or defending any litigation or proceeding, commenced or threatened) incident to such matter or to the enforcement of this Agreement, including, but not limited to, reasonable legal fees incurred by the party entitled to indemnification under this Agreement.

              (b) General Indemnification Procedures.

                   (i) Buyer and Seller shall cooperate in the defense or prosecution of any claim, action, suit or proceeding by a party other than a party or an Affiliate of any party hereto in respect of which indemnity may be sought hereunder (a "Third Party Claim") and shall furnish such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials and appeals, as may be reasonably requested in connection therewith.

                   (ii) No action or claim for Damages resulting from breaches of the representations and warranties of Seller or Buyer shall be brought or made after March 31, 1999, except that such time limitation shall not apply to
(a) claims for misrepresentations or breaches of warranty relating to Section
2.9 (relating to Taxes) or Section 2.26 (relating to Employee Plans), which may be asserted until 60 days after the running of the applicable statute of limitations with respect to the taxable period to which the particular claims relates, (b) claims for misrepresentations or breaches of warranty relating to Section 2.1 (relating to Organization), Section 2.3 (relating to Qualification, Location of Business and Assets), Section 2.4 (relating to Authorization and Enforceability), which may be asserted for a three (3) year period from the Closing Date, (c) Section 2.17 (relating to Personal Property), or claims in respect of Excluded Liabilities, which may be asserted for a six (6) year period from the Closing Date, (d) Section 2.18 (relating to Real Property) or Section 2.15 (relating to Environmental) (subject to clause (e) hereof), which may be asserted for a three (3) year period from the Closing Date, (e) claims for misrepresentations or breaches of warranty relating to any off-site treatment, storage, disposal or transportation of Hazardous Substances, which may be asserted for a 10 year period from the Closing Date and (f) any claims which have been the subject of a written notice from Buyer to Seller prior to the expiration of the applicable period under this
Section 6.8(b), which notice specifies in reasonable detail the nature of the claim.

                   (iii) Notwithstanding anything to the contrary in this
Section 6.8, no limitation or condition of liability provided in this Section shall apply to the breach of any of the representations and warranties contained herein if such representation or warranty was made with actual knowledge that it contained an untrue statement of a material fact or omitted to state a material fact necessary to make the statements or facts contained therein not misleading and such a claim for such breach was made not later than the period specified above for such breach, plus in each case three
(3) years.

                   (iv) If there shall be a judicial determination that any party (the "Indemnified Party") seeking indemnification from another party (the "Indemnifying Party") under this Agreement is not entitled to such indemnification in the amount originally claimed, then the Indemnifying Party shall be entitled to reimbursement from the Indemnified party for its costs and expenses, including reasonable legal fees and expenses, incurred in the defense of the claim for such indemnity pro rata, to the extent that the amount awarded is less than the amount originally claimed.

                   (v) Following the receipt by Buyer of a complaint initiating a lawsuit in respect of a Third Party Claim in respect of which indemnity may be sought from Seller hereunder, within a reasonable time after such receipt, Buyer shall give Seller notice of such Third Party Claim.

                   (vi) This Agreement does not relieve any party hereto of its obligations under appropriate law to mitigate damages.

                   (vii) Buyer shall notify Seller of any claim for Damages. Such notice shall describe, to the extent reasonably available, the nature of the claim, the proposed remedy and the cost to remedy or to satisfy the claim. Buyer shall, in good faith, consult with Seller and give Seller a reasonable opportunity to propose an alternative method to remedy or satisfy the claim. Provided, however, that if the nature of the claim is such that, in Buyer's sole judgment, the above notice and opportunity provisions could reasonably be expected to cause further Damages or would otherwise not be appropriate under the circumstances, then the prior notice and opportunity shall not be required. The Buyer shall not be required in any event to adopt the method proposed by Seller. The Buyer's failure to give the prior notice and opportunity or to adopt the method proposed, shall not bar in any event the Buyer from asserting an indemnification claim against Seller under and subject to the terms and conditions described in this Section 6.8, but, in any such claim, the failure of the Buyer to give prior notice and opportunity, or to adopt the method proposed shall be admissible evidence if Seller shall contest the reasonableness of the amount of the Damages that the Buyer may recover from Seller.

              (c) Indemnification Threshold. Buyer shall not be entitled to indemnification or other recovery from Seller under any provision of this Agreement or otherwise until such time and only to the extent as the claims subject to indemnification by the Seller of Buyer pursuant to this Agreement exceed, in the aggregate, One Hundred Fifty Thousand United States Dollars (US. $150,000) (the "Threshold"); provided, however, that any claims for indemnification by Buyer relating to Section 6.8(b)(ii)(b) or 6.8(a)(i)(3) shall not be subject to any limitation or condition pursuant to this section 6.8(c); provided further, however, that any claims under this Section 6.8 shall be aggregated with any claims under the Section of the U.S. Purchase Agreement (as hereinafter defined) corresponding to this section 6.8 in meeting the Threshold. The "U.S. Purchase Agreement means the agreement by and between Blue Giant USA Corp. and Blue Giant Corporation, dated the Closing Date, whereby Blue Giant USA Corporation has agreed to sell certain assets and Blue Giant Corporation has agreed to buy certain assets (the "U.S. Purchase Agreement").

              (d) Indemnification Limitation. The aggregate obligation of the Seller to Buyer, or of the Buyer to Seller, for indemnification or otherwise under any provision of this Agreement or otherwise shall be limited to an amount not to exceed Five Million United States Dollars (U.S.$5,000,000) minus any amounts paid by Blue Giant USA Corporation to indemnify Blue Giant Corporation under the terms of the United States Purchase Agreement; provided, however, that any claims for indemnification by Buyer relating to Section 6.8(b)(ii)(b) or 6.8(a)(i)(3) shall not be subject to any limitation or condition pursuant to this section 6.8(d).

         6.9. Confidentiality and Non-Competition.
              -----------------------------------

              (a) Confidentiality. From and after the Closing, Seller shall, and shall cause its Affiliates and representatives to, keep confidential and not disclose to any other Person or use for his or its own benefit or the benefit of any other Person any trade secrets or other confidential proprietary information in its possession or control regarding Seller or their respective businesses and operations. The obligations of the Seller under this Section 6.9(a) shall not apply to information which (i) is or becomes generally available to the public without breach of the commitment provided for in this Section; or (ii) is required to be disclosed by law, order or regulation of a court or tribunal or governmental authority; provided, however, that, in any such case, Seller shall notify Buyer as early as reasonably practicable prior to disclosure to allow Buyer to take appropriate measures to preserve the confidentiality of such information.

              (b) Non-competition. For a period of 10 years from and after the Closing (the "10 Year Term"), Seller shall not, directly or indirectly, (i) own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be connected as an officer, director, employee, stockholder, partner or otherwise with, (1) an entity engaged in the Business or the forklift industry (other than Blue Europe), or (2) any entity using the name "Blue Giant" (other than Blue Europe) or "Clark" (collectively, the "Competing Businesses"), or (ii) solicit, employ, retain as a consultant, interfere with or attempt to entice away from Buyer, its Affiliates, or any successor to any of the foregoing, any individual who is, has agreed to be or within one year of such solicitation, employment, retention, interference or enticement has been, employed or retained by Buyer, its Affiliates or any successor to any of the foregoing in a senior executive capacity or as a general manager or sales, manufacturing, or technical employee. Ownership of not more than 2% of the outstanding stock of any publicly traded company shall not, in and of itself, be a violation of this Section 6.9(b). The restrictive covenant contained in this
Section 6.9(b) is a covenant independent of any other provision of this Agreement, and the existence of any claim which Seller may allege against Buyer, whether based on this Agreement or otherwise, shall not prevent the enforcement of this covenant. Seller agrees that a breach by Seller of this Section 6.9(b) shall cause irreparable harm to Buyer, and its Affiliates, that Buyer's remedies at law for any breach or threat of breach by Seller of the provisions of this Section 6.9(b) shall be inadequate, and that Buyer shall be entitled to an injunction or injunctions to prevent breaches of this Section 6.9(b) and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Buyer may be entitled at law or in equity. The 10 Year Period shall be tolled with respect to Seller during any period of violation of this covenant not to compete by Seller. In the event that this covenant not to compete shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the longest period of time for which it may be enforceable, and/or over the largest geographical area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court in such action.

         6.10. Access to Information.
               ---------------------

Seller and Buyer shall reasonably cooperate with each other after the Closing so that (subject to any limitations that are reasonably required to preserve any applicable attorney-client privilege) each party has access to the business records, contracts and other information existing at the Closing Date and relating to Seller (whether in the possession of Seller or Buyer) (including copies thereof) as is reasonably necessary for the (a) preparation for or the prosecution or defense of any suit, action, litigation or administrative, arbitration or other proceeding or investigation (other than one by or on behalf of a party to this Agreement) by or against Buyer or Seller (b) preparation and filing of any Tax Return or election relating to Seller and any audit by any taxing authority of any returns of Buyer or Seller relating thereto, (c) preparation and filing of any other documents required by governmental or regulatory bodies and (d) transfer of data to Buyer relating to the Seller. The party requesting such information and assistance shall reimburse the other party for all out-of-pocket costs and expenses incurred by such party in providing such information and in rendering such assistance. The access to files, books and records contemplated by this
Section 6.10 shall be during normal business hours and upon not less than two
(2) business days prior written request, shall be subject to such reasonable limitations as the party having custody or control thereof may impose to preserve the confidentiality of information contained therein, and shall not extend to material subject to a claim of privilege unless expressly waived by the party entitled to claim the same.

         6.11. Prohibition on use of Blue Giant Name.
               -------------------------------------

Seller and its respective Affiliates are prohibited from using the "Blue Giant" name as a trade name, trade mark or service mark in connection with any of their businesses or operations. Seller shall co-operate with Buyer to permit Buyer to change its name after closing to include the words "Blue Giant".

         6.12. Cooperation.
               -----------

With respect to the Excluded Liabilities, the Buyer agrees to reasonably cooperate with Seller, at no cost to Buyer, in connection with Sellers' defense of any claims or lawsuit relating thereto, including, without limitation, making available to Seller for inspection and copying business records of the Buyer pertaining to such claims or lawsuits and making employees of the Buyer available as needed from time to time for interviews, depositions, trial testimony and similar appearances; provided, however, that Buyer is reimbursed by Seller for any out of pocket costs or expenses and that such cooperation does not unreasonably interfere with Buyer's operation of its business.

         6.13. Blue Europe Receivable.
               ----------------------

As of the date hereof, Blue Europe has past due receivables (the "Receivables") estimated to be $712,458.59 (Cdn), due and owing to the Seller. Buyer shall use commercially reasonable efforts to collect the Receivables for a 90 day period from the date hereof and to remit the Receivables to Seller in the event that Blue Europe identifies such payments to Buyer as payments of the Receivables; provided, however, that such collection efforts by

Buyer shall not require Buyer to refuse to ship any product to Blue Europe or to modify any of its terms of sale to Blue Europe.

         6.14. Environmental Remediation.
               -------------------------

Buyer shall engage consultants or other contractors to perform in the name of and on behalf of Seller, the environmental remediation work outlined under the heading "Scope of Work" in the RFP dated October 24, 1997 attached as Schedule
6.14. Seller shall promptly pay or reimburse Buyer for all costs of such remediation work.

         6.15. Ontario Ministry of Labour.
               --------------------------

In the event that the Ontario Ministry of Labour levies a fine in excess of US$55,000 in respect of the matter referenced in item 1 of Schedule 2.12, Seller and Buyer shall send the Notice contemplated by the Escrow Agreement to the escrow agent acting thereunder for the purpose of causing the escrow agent to pay the amount of such excess to Buyer.

                                   ARTICLE VII

                                  MISCELLANEOUS
                                  -------------

         7.1. Further Assurances; Cooperation.
              -------------------------------

At and after the Closing, Seller will execute and deliver such further instruments of conveyance and transfer as Buyer may reasonably request to convey and transfer effectively to Buyer the Purchased Assets or to put Buyer in actual possession and control of the business of the Seller.

         7.2. Nature and Survival of Representations.
              --------------------------------------

The representations, warranties, covenants and agreements of Buyer and Seller contained in this Agreement, and all statements contained in this Agreement or any Exhibit or Schedule hereto or any certificate delivered pursuant to this Agreement or in connection with the transactions contemplated hereby, shall be deemed to constitute representations, warranties, covenants and agreements of the respective party delivering the same. All such representations, warranties, covenants and agreements shall survive the Closing hereunder subject to Section
6.8 hereof. Seller acknowledges that their representations and warranties in this Agreement shall not be affected or mitigated by any investigation conducted by Buyer or its representative prior to the Closing or any knowledge of Buyer.

         7.3. Notices.
              -------

All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or, if mailed, when mailed by Canadian or United States first-class, certified or registered mail, postage prepaid, to the other party at the following addresses (or at such other address as shall be given in writing by any party to the other):

              If to Buyer, to:

                  [Blue Giant Corporation]
                  749 West Short St.
                  Lexington, Kentucky  40508

                  Attention: Michael J. Grossman, Esq.,
                             Vice President and General Counsel

              With a required copy to:

                  Borden & Elliot
                  Suite 4200
                  40 King Street West
                  Toronto, Ontario
                  M5H 3Y4

                  Attention:  Gordon A. Park

              If to Seller to:

                  Colin S. Larsen
                  2803 Abbott Drive
                  Pell City, AL  35128

               With a required copy to:

                  Noreen Stevens
                  Stevens & Stevens
                  Newmarket Corporate Centre
                  Suite 302
                  1091 Gorham Street
                  Newmarket, Ontario

         7.4. Successors and Assigns.
              ----------------------

This Agreement, and all rights and powers granted hereby, will bind and insure to the benefit of the parties hereto and their respective successors and assigns.

         7.5. Governing Law.
              -------------

This Agreement shall be governed by and construed in accordance with the laws of Ontario and the laws of Canada applicable therein.

         7.6.  Headings.
               --------

The headings preceding the text of the sections and subsections hereof are inserted solely for convenience of reference, and shall not constitute a part of this Agreement, nor shall they affect its meaning, construction or effect.

         7.7. Amendment and Waiver.
              --------------------

The parties may by mutual agreement amend this Agreement in any respect, and any party, as to such party, may (a) extend the time for the performance of any of the obligations of any other party, (b) waive any inaccuracies in representations by any other party, (c) waive compliance by any other party with any of the agreements contained herein and performance of any obligations by such other party, and (d) waive the fulfillment of any condition that is precedent to the performance by such party of any of its obligations under this Agreement. To be effective, any such amendment or waiver must be in writing and be signed by the party against whom enforcement of the same is sought.

         7.8. Entire Agreement.
              ----------------

This Agreement and the Schedules hereto, each of which is hereby incorporated herein, set forth all of the promises, covenants, agreements, conditions and undertakings between the parties hereto with respect to the subject matter hereof, and supersede all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written.

         7.9. Counterparts.
              ------------

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but which together shall constitute one and the same instrument.

         7.10. Enforcement.
               -----------

Buyer and Seller agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each of Buyer and Seller shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, this being in addition to any other remedy to which it is entitled at law or in equity.

         7.11. Construction.
               ------------

The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments, schedules or exhibits hereto.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

                                    BLUE GIANT CANADA LIMITED



                                    By: /s/ Colin S. Larsen
                                        ---------------------------------------
                                            Colin S. Larsen, Vice-President


                                    CLARK MATERIAL HANDLING OF CANADA LTD.



                                    By: /s/ Michael J. Grossman
                                        ---------------------------------------
                                            Michael J. Grossman, Vice-President

                         LIST OF SCHEDULES AND EXHIBITS

Schedule 1.1(a)               Description of Real Estate

Schedule 1.1(b)               Description of Equipment

Schedule 1.5                  Allocation of Purchase Price

Schedule 2.2                  Subsidiaries

Schedule 2.3                  Locations of Assets; Qualification

Schedule 2.7                  No Undisclosed Liabilities

Schedule 2.8                  Changes Since Balance Sheet Date

Schedule 2.9                  Taxes

Schedule 2.10                 Inventory

Schedule 2.11                 Accounts Receivable

Schedule 2.12                 Pending Litigation

Schedule 2.13                 Contracts; Unfilled Firm Purchase Orders

Schedule 2.14                 Permits

Schedule 2.15                 Environmental Matters

Schedule 2.16                 Consents

Schedule 2.17                 Personal Property Permitted Encumbrances

Schedule 2.18                 Real Estate

Schedule 2.19                 Transactions With Related Parties

Schedule 2.21                 Compensation Arrangements, Bank Accounts and
                              Officers and Directors

Schedule 2.24                 Insurance

Schedule 2.25                Patents, Trademarks, Etc.

Schedule 2.26                Employee Benefits Plans

Schedule 2.27                Employees

Schedule 2.28                Customers

Schedule 6.14                Environmental Remediation

Exhibit 1.4(b)               Escrow Agreement

Exhibit 1.6                  Net Asset Value of Seller as at June 30, 1997

Exhibit 1.7                  Assumption of  Liabilities

Exhibit 1.9(a)(i)            Bill of  Sale  including  list of  Assigned
                             Contracts

Exhibit 5.1(c)               Opinion of Seller's  Counsel

Exhibit 5.1(h)               Transfer

Exhibit 5.1(i)               Employment Agreement (Leachman)

Exhibit 5.2(c)               Opinion of Buyer's Counsel

                                     ANNEX A

                                   DEFINITIONS

         "Affiliate" means any Person directly or indirectly controlling, controlled by or under common control with such Person, and includes any Person who is an officer, director or employee of such Person and any Person that would be deemed to be an "affiliate" or an "associate" of such Person, as those terms are defined in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended. As used in this definition, "controlling" (including, with its correlative meanings, "controlled by" and "under common control with") means possession, directly or indirectly, of power to direct or cause the direction of management or policies, whether through ownership of securities, partnership or other ownership interests, by contract or otherwise.

         "Authority" means any federal, provincial, state, local or foreign governmental or regulatory entity, or any department, agency, authority or political subdivision thereof.

         "CMH" means Clark Material Handling Company, a Delaware corporation.

         "Environmental Liabilities" means any liabilities (including costs of Remediation) known or unknown, foreseen or unforeseen, whether contingent or otherwise, fixed or absolute, present or future, asserted against or incurred by Buyer or the Business arising out of or relating to (1) environmental conditions first occurring or existing prior to the Closing (whether disclosed or undisclosed) including, without limitation, the presence, Release, threat of Release, Management or exposure of or to Hazardous Materials (each as defined herein) at, on, in or under any property now or previously owned, operated or leased by Seller, the Business or any of its Affiliates or predecessors (whether into the air, soil, ground or surface waters on-site or off-site); (2) the off-site transportation, storage, treatment, recycling or disposal of Hazardous Materials Managed, Released or generated prior to the Closing by Seller or the Business or any of its Affiliates or predecessors or generated in connection with any of their operations; or (3) any violation of any Environmental Law first occurring or existing prior to the Closing (including, without limitation, costs and expenses for pollution control equipment required to bring the Business into compliance with Environmental Laws and fines, penalties and defense costs incurred for such reasonable time after the Closing as it takes Buyer to come into compliance).

         "Hazardous Substances" means any substance that because of its quantity, concentration or physical, chemical or infectious characteristics, either individually or in combination with other substances, is an existing or a potential threat to the environment, human health or other living organisms and without limiting the generality of the foregoing shall include any substance whether liquid, solid or gas which is from time to time listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or as a pollutant, contaminant or waste, under any applicable Environmental Laws, whether by quality, type or quantity.

         "Lien" or "Liens" means any lien, charge, claim, pledge, security interest, conditional sale agreement or other title retention agreement, lease, tenancy, ground rent, license, mortgage, security agreement, covenant, condition, restriction, right-of-way, easement, encroachment, option, judgment or of other encumbrance or matter of title.

         "PCBs" means polychlorinated biphenyls.

         "Person" means any individual, a corporation, a partnership, an association, a trust or other entity or organization, including an Authority.

         "Release" when used as a verb includes but is not limited to releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, disposing or dumping, and when used as a noun shall have a corresponding meaning.

         "Seller's Knowledge" means the knowledge, after due inquiry, of Kurt Larsen, Colin Larsen, Helen Senn, Pete Santiago, Andrew Morrow and Steve Leachman.



                                      - 3 -